UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ARROW ELECTRONICS, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael J. Long
Chairman of the Board
March 23, 2011
Dear Shareholder:
You are invited to Arrow’s Annual Meeting of Shareholders, on Monday, May 2, 2011, at The Brown Palace Hotel, 321 17th Street, Denver, Colorado at 10:00 a.m. Mountain Standard Time. The formal notice of the meeting and the Proxy Statement soliciting your vote at the meeting appear on the following pages.
At the meeting, we will ask you to (i) elect the Board of Directors; (ii) ratify the selection of the independent registered public accounting firm; (iii) hold an advisory vote on executive compensation; and (iv) hold an advisory vote to determine how often the company shareholders will provide an advisory vote on executive compensation. These matters are discussed more fully in the Proxy Statement.
Arrow’s Board of Directors believes that it is in the best interest of the company that you approve proposals (i) through (iii), and select “three years” for proposal (iv), each as described above. Your vote is important, regardless of the number of shares you own, and the Board of Directors urges you to read the Proxy Statement carefully before you vote.
Under the rules adopted by the United States Securities and Exchange Commission, we are now furnishing proxy materials to our shareholders online rather than mailing printed copies of those materials to each shareholder. Accordingly, you will not receive a printed copy of the proxy materials unless you request one. The Notice of Internet Availability includes instructions on how to access and review the materials, and how to access your proxy card and vote online. If you would like to receive a printed copy of our proxy materials please follow the instructions included in such Notice.
Please make sure you vote, whether or not you plan to attend the meeting. You can cast your vote at the meeting, online by following the instructions on either the proxy card or the Notice of Internet Availability, by mailing your proxy card in the postage-paid return envelope, or by telephone.

Sincerely yours,

Michael J. Long
Chairman of the Board

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE
10:00 a.m. Mountain Standard Time on Monday, May 2, 2011
PLACE
The Brown Palace Hotel
321 17th Street
Denver, Colorado 80202
ITEMS OF BUSINESS
     The Annual Meeting will be held:
1.	To elect directors of Arrow for the ensuing year.

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To hold an advisory vote on executive compensation.

4.	To hold an advisory vote to determine how often the company shareholders will provide an advisory vote on executive compensation.
RECORD DATE
     Only shareholders of record at the close of business on March 9, 2011 are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof.
PROXY MATERIALS AND ANNUAL REPORT
     If you wish to receive a printed copy of the proxy materials and our Annual Report you must request a copy. The Notice of Internet Availability has instructions for access to and review of our proxy materials online, as well as instructions for online voting.
     Arrow’s 2010 Annual Report (which is not a part of the proxy soliciting material) and this Proxy Statement were made available through www.proxyvote.com on or about March 23, 2011, and are also available at the Company’s website at www.arrow.com/annualreport2010.

PROXY VOTING
     Shareholders can vote by attending the meeting, by completing and returning the proxy card, online, or by telephone. The Notice of Internet Availability and the proxy card itself have detailed instructions for voting.
     Shareholders may revoke a proxy (change or withdraw the vote) at any time prior to its exercise at the meeting by following the instructions in the Proxy Statement.
By Order of the Board of Directors
Peter S. Brown
Secretary

ARROW ELECTRONICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 2, 2011

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

PROXY STATEMENT
in connection with the
2011 Annual Meeting of Shareholders
The Purpose of this Statement
     The Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or the “Company”), is furnishing this Proxy Statement to all shareholders of record to solicit proxies to be voted at the 2011 Annual Meeting of Shareholders. By returning the completed proxy card, or voting over the telephone or internet, you are giving instructions on how your shares are to be voted at the Annual Meeting. The Proxy Statement was made available through www.proxyvote.com on or about March 23, 2011.
Invitation to the Annual Meeting
     Shareholders of record are invited to attend the 2011 Annual Meeting of Shareholders on Monday, May 2, 2011, beginning at 10:00 a.m. Mountain Standard Time. The meeting will be held at The Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202.
Voting Instructions
     Please vote your shares by telephone or through the internet, or complete, sign, and date your proxy card, and return it promptly in the postage-paid return envelope provided. Whether or not you plan to attend the meeting, your prompt response will assure a quorum and reduce solicitation expense.
     If shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), such holder should receive instructions from the record shareholder that must be followed in order for such shares to be voted (including at the meeting). Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.

Shareholders Entitled to Vote
     Only shareholders of record of Arrow’s common stock at the close of business on March 9, 2011 (the “record date”) are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof. As of the record date, there were 116,060,518 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. The presence in person or by proxy of a majority of the shares entitled to vote at the meeting shall constitute a quorum.
Revocation of Proxies
     The person giving the proxy may revoke it at any time prior to the time it is voted at the meeting by giving written notice to Arrow’s Secretary. If the proxy was given by telephone or through the internet, it may be revoked in the same manner. You may also revoke your proxy by attending the Annual Meeting and voting in person.
Cost of Proxy Solicitation
     Arrow pays the cost of soliciting proxies. Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of approximately $10,500 plus expenses. Arrow will supply soliciting materials to the brokers and other nominees holding Arrow common stock in a timely manner so that the brokers and other nominees may send the material to each beneficial owner and Arrow will reimburse the brokers and other nominees for their expenses in so doing. In addition to this solicitation by mail, employees of the Company may solicit proxies in person or by telephone.
CERTAIN SHAREHOLDERS
Holders of More than 5% of Common Stock
     The following Table sets forth certain information with respect to the only shareholders known to the Company to own beneficially more than 5% of the outstanding common stock of Arrow as of March 9, 2011.

Name and Address	Number of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Class
Wellington Management Company, LLP (1) 280 Congress Street Boston, Massachusetts 02210	12,673,286	10.9%
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue Milwaukee, Wisconsin 53202	9,159,683	7.9%
BlackRock Inc. (3) 40 East 52nd Street New York, NY 10022	6,764,540	5.8%

(1)	Based upon a Schedule 13G filed with the United States Securities and Exchange Commission (the “SEC”) on February 14, 2011, Wellington Management Company,

LLP, a registered investment advisor, has shared voting power with respect to 4,345,044 shares and shared dispositive power with respect to 12,673,286 shares.

Based upon a Schedule 13G filed with the SEC on February 10, 2011, the shares beneficially owned by Wellington Management Company, LLP include 7,740,250 shares (6.7% of the Company’s outstanding common stock) beneficially owned by Vanguard Windsor Funds — Vanguard Windsor Fund, a registered investment company, which has sole voting power with respect to all such shares.

(2)	Based upon a Schedule 13G filed with the SEC on February 11, 2011, Artisan Partners Holdings LP is a registered investment advisor of which Artisan Investment Corporation is the general partner. ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation and Mr. Andrew A. Ziegler and Ms. Carlene M. Ziegler are the principal stockholders of ZFIC, Inc. Artisan Partners Limited Partnership is a registered investment advisor of which Artisan Partners Holdings LP is the sole limited partner and Artisan Investments GP LLC is the general partner. Each of these persons and entities beneficially owns the shares shown and has shared voting power with respect to 8,924,183 shares and shared dispositive power with respect to 9,159,683 shares. The shares reported were acquired on behalf of discretionary clients of Artisan Partners Holdings LP. Persons other than Artisan Partners Holdings LP are entitled to receive all dividends from, and proceeds from the sale, of those shares. Included in the shares beneficially owned by Artisan Partners Holdings LP are 6,088,847 shares on behalf of Artisan Funds, Inc., a registered investment company, which has shared voting and dispositive power with respect to all such shares.

(3)	Based upon a Schedule 13G filed with the SEC on February 2, 2011, BlackRock Inc., a parent holding company, has sole voting and dispositive power with respect to all such shares.
Shareholding of Executive Officers and Directors
     As of March 9, 2011, all of the executive officers and directors of Arrow as a group were the beneficial owners of 2,912,336 shares of the Company’s common stock, which is 2.5% of the total shares of common stock outstanding. This amount includes 1,706,526 shares, 1.5% of the Company’s outstanding common stock, held by the Arrow Electronics Stock Ownership Plan (the “ESOP”) of which Paul J. Reilly, Executive Vice President, Finance and Operations, and Chief Financial Officer of Arrow, and Peter S. Brown, Senior Vice President, General Counsel and Secretary of Arrow, are the trustees. As trustees, they have shared power to vote the shares held by the ESOP, and for that reason are deemed to be beneficial owners of them under SEC regulations. The ESOP total also includes shares allocated to the individual accounts of each of the trustees.
     As of March 9, 2011, the “Named Executive Officers” (the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer) and directors had beneficial ownership of the Company’s common stock as follows:

Shares of Common Stock Beneficially Owned

	Currently	Common	Acquirable	% of Outstanding
	Owned (1)	Stock Units (2)	w/in 60 Days	Common Stock
Michael J. Long	345,593	—	—	*
Paul J. Reilly (3)	1,964,758	—	—	1.7%
Peter S. Brown (3)	1,806,259	—	—	1.6%
Peter T. Kong	151,932	—	—	*
Andrew S. Bryant	63,159	—	—	*
Daniel W. Duval	32,200	29,775	—	*
Philip K. Asherman	—	2,489	—	*
Gail E. Hamilton	—	9,873	—	*
John N. Hanson	12,500	27,395	—	*
Richard S. Hill	—	15,731	—	*
M.F. (Fran) Keeth	—	18,769	—	*
Andrew C. Kerin	—	2,284	—	*
Roger King	7,000	27,688	—	*
Stephen C. Patrick	15,000	26,492	—	*
Barry W. Perry	8,000	30,594	—	*
John C. Waddell	8,035	16,429	—	*
Total Executive Officers’ and Director’s Beneficial Ownership (3)	2,704,817	207,519	—	2.5%

*	Represents holdings of less than 1%.

(1)	Includes vested stock options and restricted shares granted under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), as amended, as well as shares held by the ESOP and shares owned independently.

(2)	Includes common stock units deferred by non-employee directors and restricted stock units granted to them under the Omnibus Incentive Plan.

(3)	Includes 1,706,526 shares held by the ESOP, of which Messrs. Reilly and Brown are trustees. Each trustee is deemed a beneficial owner of all of the shares, however, the total number of shares shown as beneficially owned by all of the directors and executive officers as a group includes such shares only once.
PROPOSAL 1: ELECTION OF DIRECTORS
     Each nominee for election as a member of the Board of Directors of Arrow (the “Board”) is to be elected to hold office until the next Annual Meeting of Shareholders.
     On February 25, 2011, Roger King informed the Board of Directors that he does not intend to stand for re-election upon the expiration of his term at the 2011 Annual Meeting of Shareholders in order to devote more time to his other interests and to reduce the frequent travel from his home in Hong Kong to the United States. Dr. King will continue to serve as a director of the Company until the expiration of his term at the 2011 Annual Meeting of Shareholders. The Board will not fill the vacancy left by Dr. King’s departure at the 2011 Annual Meeting of Shareholders and, by resolution, has fixed the number of directors at eleven effective

May 2, 2011, the date of the 2011 Annual Meeting of Shareholders. The Chairman, together with his colleagues on the Board, for themselves and on behalf of Arrow, gratefully acknowledge Dr. King’s many years of service and his many valuable contributions to the Company.
     All of the nominees are currently directors of the Company and were elected at the Company’s last Annual Meeting, except for Philip K. Asherman and Andrew S. Kerin, who were appointed to the Board in December 2010.
The Board recommends a vote “FOR” all of the nominees named below.
     The eleven nominees receiving a plurality of votes cast at the meeting will be elected directors. Consequently, any shares not voted (whether due to abstention or broker non-votes) will have no effect on the election of directors.
     An uncontested election of directors is no longer considered a “routine” item under the New York Stock Exchange rules. As a result, if a shareholder holds shares in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to this proposal. For this reason, if a shareholder does not give his or her broker or nominee specific instructions, the shareholder’s shares will not be voted on this proposal.
     The Board does not contemplate that any of the nominees named below will be unable or unwilling to serve as a director. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board to replace such nominee, or in lieu thereof, the Board may reduce the number of directors.
     In accordance with Arrow’s corporate governance guidelines, members of the Board should have the education, business experience, and insight necessary to understand Arrow’s business. Further, members of the Board should be able to evaluate and oversee its direction and performance for Arrow’s continued success. The directors should also possess such functional skills, corporate leadership, and international experience as to contribute to the development and expansion of the Board’s knowledge and capabilities. Moreover, the directors should have the willingness and ability to objectively and constructively appraise the performance of executive management and, when necessary, recommend appropriate changes. Neither the Board nor the Corporate Governance Committee has a formal policy regarding diversity. However, the Board believes that its membership should reflect diversity in its broadest sense, and, consistent with that philosophy, the Board does consider a candidate’s experience, education, geographic location, and difference of viewpoint when evaluating his or her qualifications for election to the Board. Whenever the Corporate Governance Committee evaluates a potential candidate, it considers that individual in the context of the composition of the Board as a whole. Based on the nominees’ experience (including international experience), attributes and skills, which exemplify the sought after characteristics set forth above, the Board has concluded that each nominee possesses the appropriate qualifications to serve as a director of Arrow. All of the following nominees are currently directors of Arrow and, except for Messrs. Asherman and Kerin, were elected at Arrow’s last Annual Meeting.
Daniel W. Duval, 74, director since 1987
Mr. Duval has been the Lead Director of Arrow since May 2006. He was Chairman of the Board from June 2002 to May 2006. He also served as Arrow’s interim Chief Executive Officer from September 15, 2002 to February 2, 2003 while the company performed a search to find a permanent Chief Executive Officer. He served as interim President and Chief Executive Officer of Robbins & Myers, Inc., a manufacturer of fluids management systems, from December 2003 through July 2004.
Mr. Duval does not currently serve on any other boards. However, within the past five years, he has served as a director of Robbins & Myers, Inc., The Manitowoc Company, Inc., Miller-Valentine Group, and Gosiger, Inc. As a result of Mr. Duval’s previous experience as Chief Executive Officer at Robbins & Myers, Inc., he is experienced in overseeing and directing public companies.
Philip K. Asherman, 60, director since December 2010
Mr. Asherman has been President and Chief Executive Officer of Chicago Bridge & Iron Company (“CB&I”) since 2006. He served as an Executive Vice President and Chief Marketing Officer of CB&I from 2001 to 2006 and Managing Director of Chicago Bridge & Iron Company N.V. (“CB&I N.V.”) from 2002 to 2006. Prior thereto, Mr. Asherman served as the Senior Vice President of Fluor Global Services and also other executive positions with Fluor Daniel, Inc. and its operating subsidiaries. He has more than 30 years of experience in the engineering and construction industry in a variety of project, operations management, and sales and marketing roles. Mr. Asherman has handled assignments in Asia Pacific, Europe, and South America. He serves as a director of CB&I, CB&I N.V., and the Fletcher School at Tufts University. Mr. Asherman has been chosen to serve as a director of the Company because of his service as CEO of a multi-national public company, knowledge of international business, and human relations skills.
Gail E. Hamilton, 61, director since 2008
Ms. Hamilton was Executive Vice President of Symantec Corporation, an infrastructure software and services provider, from March 2000 to January 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of OpenText Corp., Ixia, and Westmoreland Coal Company. In the last five years, Ms. Hamilton has also served as a director of Washington Group International and Surgient, Inc.
Ms. Hamilton has been responsible for designing, manufacturing, and selling electronic systems for over 20 years. While at Symantec, Ms. Hamilton oversaw the operations of the enterprise and consumer business. In that role, she was responsible for budgeting and helped steer the company through an aggressive acquisition strategy. We believe Ms. Hamilton’s experience at Symantec, a leading software company, makes her particularly valuable in providing guidance to our Enterprise Computing Solutions business with regard to its direction and strategy.
John N. Hanson, 69, director since 1997
Mr. Hanson has been the Non-Executive Chairman of the Board of Joy Global Inc., a manufacturer of mining equipment for both underground and surface applications, since February 2007. He was Chairman, Chief Executive Officer, and President of Joy Global Inc. (formerly known as Harnischfeger Industries, Inc.) for more than five years prior thereto. He is Chairman of the American Coal Foundation.
Within the past five years, Mr. Hanson also served as a director of the Milwaukee Symphony Orchestra and the Boys & Girls Clubs of Milwaukee. Immediately upon his appointment in 1999 as Chief Executive Officer of Harnischfeger Industries, Inc., Mr. Hanson provided the required guidance and leadership to bring it through its Chapter 11 bankruptcy reorganization. In so doing, the company became a more efficient, profitable organization. During this process, Mr. Hanson was responsible for leading that company’s direction by developing and implementing a long-term strategy and assessing risks and opportunities. Mr. Hanson has run multiple businesses throughout his career, several of which used distribution as their principle sources of products and services. He has served as a director of seven different companies over his career. The Board believes that these skills make Mr. Hanson a valuable member of the Board.
Richard S. Hill, 59, director since 2006
Mr. Hill has been Chief Executive Officer and Chairman of the Board of Novellus Systems, Inc., a maker of devices used in the manufacture of advanced integrated circuits, for more than five years. He is currently a director of LSI Corporation and SemiLEDs Corporation, and Chairman of the University of Illinois Foundation. Also, within the past five years, Mr. Hill served as a director of Agere Systems, Inc.
Mr. Hill has had a broad base of experience as the Chief Executive Officer of Novellus. In that role, Mr. Hill sets the strategy by evaluating market risks to determine the ultimate direction of that company. Novellus is in the business of developing, manufacturing, and selling equipment used in the fabrication of integrated circuits. As a result, Mr. Hill has a thorough understanding of the semiconductor market in which Arrow operates.
M.F. (Fran) Keeth, 64, director since 2004
Mrs. Keeth was Executive Vice President of Royal Dutch Shell, plc, and Chief Executive Officer and President of Shell Chemicals Limited, a services company responsible for Royal Dutch Shell’s global petrochemical businesses, from January 2005 to December 2006. She served as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and was President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/ShellGroup, from July 2001 to July 2006. Mrs. Keeth also serves as a director of Verizon Communications Inc. and Peabody Energy Corporation.
Mrs. Keeth rose to the level of Chief Executive Officer and President of Shell Chemicals Limited. Her knowledge and expertise helped guide the direction, culture, and operational excellence of Shell. Further, during her career, Mrs. Keeth has held a number of senior accounting positions, including Principal Accounting Officer and Controller. As a result of such experience and associated expertise, Mrs. Keeth is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K. In addition to her extensive financial expertise, Mrs. Keeth brings to the Board executive leadership experience as a chief executive officer and a global business perspective from her service as an executive officer of a large multinational company and from her service on other public company boards.
Andrew C. Kerin, 47, director since December 2010
Mr. Kerin has been Executive Vice President, Aramark Corporation and Group President, Global Food, Hospitality and Facility Services, Aramark Corporation since 2009. He served as Executive Vice President, Aramark Corporation and Group President, North America Food, from 2006 to 2009. In 2004, Mr. Kerin was elected as an executive officer of Aramark Corporation as Senior Vice President and served as President, Aramark Healthcare and Education. Prior thereto, starting in 1995, Mr. Kerin served in a number of management roles within Aramark Corporation. Under his leadership are all of the Aramark’s U.S.-based food, hospitality, and facilities businesses including the management of professional services in healthcare institutions, universities, schools, business locations, entertainment and sports venues, correctional facilities, and hospitality venues.
Mr. Kerin serves on the President’s Council of Fordham University and on the University of Delaware Hotel, Restaurant & Institutional Management Advisory Board. The Board believes that Mr. Kerin’s extensive experience in the service industry makes him particularly valuable in providing guidance to the Company as it builds its services businesses.
Michael J. Long, 52, director since 2008
Mr. Long was appointed Chief Executive Officer of Arrow in May 2009, and Chairman of the Board effective January 1, 2010. He was appointed President (and currently holds this position) and Chief Operating Officer of Arrow in February 2008. He served as Senior Vice President of the Company from January 2006 to February 2008, and, prior thereto, he served as Vice President of the Company for more than five years. He was appointed President, Arrow Global Components in September 2006. Mr. Long served as President, North America and Asia/Pacific Components from January 2006 until September 2006; President, North America from May 2005 to December 2005; and President and Chief Operating Officer of Arrow Enterprise Computing Solutions from July 1999 to April 2005. Mr. Long also serves as a Director of AmerisourceBergen Corporation.
As a result of his numerous years in leadership roles at the Company and in the distribution industry, Mr. Long understands the competitive nature of the business, has an in-depth knowledge of the Company, strong management background, and broad executive experience.
Stephen C. Patrick, 61, director since 2003
Mr. Patrick was appointed Vice Chairman of Colgate-Palmolive Company, a global consumer products company, from January 2011 until his retirement on March 1, 2011. Prior thereto, he served as the Chief Financial Officer of Colgate-Palmolive for approximately 14 years. In his more than 25 years at Colgate-Palmolive he has also held positions as Vice President, Corporate Controller and Vice President of Finance for Colgate Latin America.
Mr. Patrick’s experience and education make him an expert in financial matters. As the Chief Financial Officer of a successful public company, Mr. Patrick was responsible for assuring that all day-to-day financial transactions were accurately depicted in all public filings. All of this requires a thorough understanding of finance, treasury, and risk management functions. Mr. Patrick is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K. In addition to his extensive financial expertise, Mr. Patrick brings to the Board executive leadership experience as a chief financial officer of a large multinational company.
Barry W. Perry, 64, director since 1999
Mr. Perry was Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, for more than five years prior to his retirement in June 2006. Mr. Perry is also currently a director of the Cookson Group plc and Ashland Inc.
While he was Chief Executive Officer of Engelhard Corporation, Mr. Perry established his company’s vision and strategy, selected key management personnel and evaluated the risks of participating in various markets. Further, his experience as a director of a number of public multinational companies, provides him with the skills to objectively and accurately evaluate the financial performance and corporate strategies of a large company.

John C. Waddell, 73, director since 1969
Mr. Waddell retired as the Chairman of the Board of Arrow in May 1994 and since that time has served as the non-executive Vice Chairman. As one of the Company’s founders and a director for more than four decades, Mr. Waddell has an in-depth knowledge of the Company and its culture. He is an expert in electronic component distribution.
THE BOARD AND ITS COMMITTEES
     The Board meets in general sessions with the Chairman of the Board presiding, in meetings limited to non-management directors (which are led by the Lead Director) and in various committees. Committee meetings are open to all members of the Board.
     Committee memberships and chair assignments are reviewed annually by the Corporate Governance Committee, which makes appointment and chair recommendations to the Board.
     The Table below reflects committee memberships for calendar year 2010.

	Audit	Compensation	Corporate Governance
Daniel W. Duval	•	•
Philip K. Asherman
Gail E. Hamilton		•	•
John N. Hanson		•	•
Richard S. Hill	•	•
M.F. (Fran) Keeth	•		•
Andrew C. Kerin
Roger King	•		•
Michael Long
Stephen C. Patrick	▲
Barry W. Perry		▲
John C. Waddell			▲
▲ Chair • Member
Lead Director
     In accordance with the Company’s corporate governance guidelines, the Board has determined that Mr. Duval will serve as the Lead Director. The Lead Director chairs Board meetings when the Chairman is not present. He also chairs the sessions of the non-management directors held in connection with each Board meeting. The Lead Director serves as a liaison between the Chairman and the independent non-management directors, and reviews and approves Board agendas and meeting schedules. The Lead Director has the authority to call meetings of the non-management directors.
Chief Executive Officer and Chairman Positions
     As is common practice among many public companies, the Company’s Chief Executive Officer currently serves as Chairman of the Board. In his position as Chief Executive Officer,

Mr. Long has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles is the most appropriate structure for the Company at this time because: (i) this structure provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy; (ii) this structure is important in unifying the Company’s strategy behind a single vision; (iii) our Chief Executive Officer is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks; (iv) this structure has a long-standing history of serving our shareholders well, through many economic cycles, business challenges, and succession of multiple leaders; (v) the Company’s current corporate governance processes, including those set forth in the various Board committee charters and corporate governance guidelines, preserve and foster independent communication amongst non-management directors as well as independent evaluations of and discussions with the Company’s senior management, including the Company’s Chief Executive Officer; and (vi) the role of the Lead Director, which fosters better communication among non-management directors, fortifies the Company’s corporate governance practices making the separation of the positions of Chairman of the Board and Chief Executive Officer unnecessary at this time.
Committees
     Each of the committees of the Board operates under a charter, copies of which are available at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com. As a matter of practice, beginning in May 2009, the Board determined that a director that acts as a Chair for a committee will not serve as a member of any other committee.
     The Audit Committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, and internal accounting controls. The Audit Committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent registered public accounting firm. It reviews with the corporate audit department (which reports to the Audit Committee) and management the scope of the annual corporate audit plan, and the results of the audits carried out by the corporate audit department, including its assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources. The Board has determined that Mr. Patrick is an “audit committee financial expert.” The Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert.”
     The Compensation Committee is responsible for developing and reviewing Arrow’s executive compensation philosophy. It implements that philosophy through compensation programs and plans designed to further Arrow’s strategy, drive long-term profitable growth, and increase shareholder value. The Compensation Committee reviews and approves the corporate goals and objectives relevant to executive compensation, and, subject to review and ratification by the other non-management members of the Board, reviews and approves the base salary, annual incentives, performance and stock-based awards, and retirement and other benefits for the Chief Executive Officer (in executive session) and the Company’s other principal executives. In establishing the foregoing, the Compensation Committee reviews the performance of each of the Named Executive Officers and the Company as a whole.

     In 2010, the Compensation Committee once again directly engaged Pearl Meyer & Partners as a consultant to examine and report exclusively to the Compensation Committee on best practices in the alignment of compensation programs for the Chief Executive Officer and other members of senior management with corporate goals by providing competitive and benchmarking data, analyses, and recommendations with regard to plan design and target compensation. Pearl Meyer & Partners does not provide any other services to the Company. Pearl Meyer & Partners’ services to the Compensation Committee have not raised any conflicts of interests among the Compensation Committee, the Company, and management.
     The Corporate Governance Committee has primary responsibility for developing the corporate governance guidelines for Arrow, to identify and recommend new candidates for nomination to fill existing or expected director vacancies, and for making recommendations with respect to committee assignments and other governance issues. In addition, the Corporate Governance Committee evaluates the performance of individual Board members and determines if each of them should be recommended for re-election to the Board. The committee annually reviews and makes recommendations to the Board regarding the compensation of non-employee directors.
     The Corporate Governance Committee will consider shareholder recommendations of nominees for membership on the Board as well as those recommended by current directors, Company officers, employees, and others. Such recommendations may be submitted to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York 11747, who will forward them to the Corporate Governance Committee. Possible candidates suggested by shareholders are evaluated by the Corporate Governance Committee in the same manner as other possible candidates.
     The Corporate Governance Committee’s initial review of a potential candidate is typically based on any written materials provided to it. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee, and if warranted, the Corporate Governance Committee, the Chairman of the Board and Chief Executive Officer, the Lead Director and others as appropriate, interview the potential nominees. The Corporate Governance Committee retains the services of a third-party executive recruitment firm to assist its members in the identification and evaluation of potential nominees for the Board.
     The Corporate Governance Committee’s expectations as to the specific qualities and skills required for directors including those nominated by shareholders are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com).
Enterprise Risk Management
     The role of the Board is to promote the best interests of the Company and its shareholders by overseeing the management of Arrow’s business, assets and affairs. Management is ultimately responsible for the day-to-day management of the risks facing the Company, including timely identifying, monitoring, mitigating, and managing those risks that could have a material impact on the Company. To this end, Arrow’s Chief Executive Officer has the ultimate management authority for enterprise risk management including responsibility for capability development, risk identification and assessment, and for policies, governance, and strategies and actions to address enterprise risk.

     The following chart lists how the Board and its committees allocate the Board’s risk oversight function. This chart is not meant to be comprehensive and may change based upon facts and circumstances.

Audit Committee		Board of Directors		Governance Committee		Compensation Committee
•	Corporate Audit	•	Mergers and	•	Board Succession	•	Executive
•	Insurance		Acquisitions		Planning		Compensation
•	Business Continuity	•	Strategy and Business	•	Board Performance	•	Senior Management
•	Business Ethics/Fraud		Development		Evaluation		Succession Planning
•	Liquidity and Cash	•	Enterprise Resource	•	Board Governance	•	CEO Performance
	Management		Planning				Evaluation
•	Regulatory Compliance	•	Competitive Analysis
•	Hedging/Derivative	•	CEO Succession
	Instruments		Planning
•	Litigation and	•	Capital Structure
Environmental Matters
•	Credit Markets
•	Inventory
•	Accounting Policies and
Financial Internal Control
     The Chief Executive Officer, or his designee, periodically reports to the Board (or the applicable committees as set forth above) on the work carried out in connection with enterprise risk management.
Compensation Risk Analysis
     We believe that our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following features of our executive incentive compensation program illustrate this point:
•	Our performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•	Our annual and long-term incentives provide a defined range of payout opportunities (ranging from 25% to 200% of target for annual incentives and 25% to 175% for long-term incentives);

•	Total direct compensation levels are heavily weighted on long-term, equity-based incentive awards that vest over a number of years;

•	Equity incentive awards are granted annually so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term;

•	We have implemented meaningful executive stock ownership guidelines so that their personal wealth is significantly tied to the long-term success of our Company; and

•	The Compensation Committee retains discretion to adjust compensation based on the quality of Company and individual performance and adherence to the Company’s ethics and compliance programs, among other things.
     Based on the above combination of program features, we believe that (i) our executives are encouraged to manage the Company in a prudent manner, and (ii) our incentive programs are not designed in a manner to encourage our senior business leaders to take risks that are inconsistent with the Company’s best interests.
     It is our opinion that the compensation policies and practices for all employees are not reasonably likely to create risks that could have a material adverse effect on the Company. The

Company delivers, in the aggregate, most of its compensation in the form of base salary, with smaller portions delivered in the form of cash incentives and long-term incentives. The Company’s cash incentive compensation plans, which represent the primary variable component of compensation, have been designed to drive performance of employees working in management, sales and sales-related roles. These plans are typically tied to achievement of sales/financial goals that include maximums that prevent “windfall” payouts.
Independence
     The Company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent under the guidelines, the Board must determine that the director does not have any direct or indirect material relationships with the Company and that he or she is not involved in any activity or interest that conflicts with or might appear to conflict with his or her fiduciary duties.
     To be deemed independent, a director must also meet the independence standards in the New York Stock Exchange listing rules, which the Board has adopted as its standard. The Company has determined that all non-management directors are independent.
     In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. For example, in making this determination regarding Mr. Hill, the Board considered that Mr. Hill is an independent director of LSI Corporation, a semiconductor manufacturer (for which the Company is an authorized distributor), and Chairman and Chief Executive Officer of Novellus Systems, Inc. In 2010, the Company purchased approximately $84,000,000 of LSI products worldwide, which is 3.3% of LSI’s total sales, and .5% of Arrow’s total purchases. The Board determined that this relationship did not impair Mr. Hill’s independence because he is an independent director of LSI, and receives compensation from LSI only in connection with his services as such. With respect to Novellus Systems, Inc., the Board determined that this relationship did not impair Mr. Hill’s independence because Novellus purchased approximately $31,000 of product from Arrow in 2010.
     Further, the Board has considered the fact that Mr. Waddell was previously a member of upper management and the Chairman of the Board of the Company. However, he retired from employment with the Company seventeen years ago in 1994. Notwithstanding Mr. Waddell’s former management role within the Company, the Board has determined that Mr. Waddell is currently independent.
     The Board has determined that all of its directors and nominees, other than Mr. Long, satisfy both the New York Stock Exchange’s independence requirements and the Company’s guidelines.
     As required by the Company’s corporate governance guidelines and the New York Stock Exchange’s listing rules, all members of the Audit, Compensation, and Corporate Governance Committees are independent, non-management directors and all members of the Audit Committee also satisfy the SEC independence requirements.
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee is a present or former employee of the Company, except for Mr. Duval, who served as interim Chief Executive Officer from September 15, 2002 to February 2, 2003. The Board believes, however, that Mr. Duval’s interim service does not alter his status as an independent, non-management director under the rules of the New York Stock Exchange. Additionally, no member of the Compensation Committee is an employee or director of any company where any employee or director of the Company serves on the Compensation Committee.
Meetings and Attendance
     Consistent with the Company’s corporate governance guidelines, it is the practice of the Board for all of its non-management directors to meet separately (without Company management present) following each regularly scheduled Board meeting, with the Lead Director presiding. In 2010, these non-management director meetings totaled five in number.
     During 2010, there were eight meetings of the Board, seven meetings of the Audit Committee, five meetings of the Compensation Committee, four meetings of the Corporate Governance Committee, and three sub-committee meetings. All of the current directors attended 75% or more of all of the meetings of the Board and the committees on which they served. It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause and all but two members of the Board did so in 2010.
Director Compensation
     The independent, non-management members of the Board (that is, all members except Mr. Long) receive the following fees in cash:

Annual fee	$50,000
Fee for each Board or committee meeting attended	$2,000
Annual fee for service as committee chair	$10,000
Additional annual fee for service as compensation or audit committee chair	$5,000
     In addition to the cash fees, each non-employee director receives an annual grant of restricted stock units valued at $90,000 based on the fair market value of Arrow common stock on the date of grant. Those restricted stock units were fully vested on the date of grant. However, the units are not transferable into Arrow common stock, salable or available to be used as collateral until one year after the director leaves the Board, when each vested unit is settled with the issuance of one share of Arrow common stock. Based on the closing market price of $29.67 on May 4, 2010, the 2010 grant resulted in 3,033 restricted stock units being awarded to each director. For his service as Lead Director, Mr. Duval received an additional grant of restricted stock units valued at $30,000 (1,011 units in 2010, based on the grant-date closing market price of $29.67).
     Messrs. Asherman and Kerin each received restricted stock units valued at $90,000 on February 25, 2011 for joining the Board in December 2010.
     The Board has determined that it is in the Company’s best interests to change the non-management director compensation. Therefore, effective May 2, 2011, the non-management director compensation will be modified to the following:

Annual fee	$80,000
Annual fee for service as committee chair	$10,000
Additional annual fee for service as compensation or audit committee chair	$5,000
          The Board has eliminated the fees for attending Board and committee meetings. In addition to the cash fees, each non-employee director will receive an annual grant of restricted stock units valued at $120,000, based on the fair market value of Arrow common stock on the date of grant. The Lead Director will receive an additional award of restricted stock unit valued at $30,000 in recognition of his additional responsibilities.
     The following Table shows the total dollar value of compensation received by all non-employee directors in or in respect of 2010.

Non-Employee Director Compensation

		Stock	All Other
	Fees Earned	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)
Daniel W. Duval	98,000	120,000	3,330	221,330
Philip K. Asherman	2,310	—	—	2,310
Gail E. Hamilton	80,000	90,000	4,278	174,278
John N. Hanson	84,000	90,000	5,867	179,867
Richard S. Hill	90,000	90,000	14,857	194,857
M.F. (Fran) Keeth	90,000	90,000	3,217	183,217
Andrew C. Kerin	2,310	—	—	2,310
Roger King	92,000	90,000	32,851	214,851
Stephen C. Patrick	93,000	90,000	—	183,000
Barry W. Perry	97,000	90,000	148	187,148
John C. Waddell	88,000	90,000	—	178,000

(1)	Amounts shown under the heading “Stock Awards” reflect the grant date fair values of the restricted stock units granted to each director during 2010 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures.

(2)	Amounts shown under the heading “All Other Compensation” include the cost of spousal travel, meals, and tax gross-ups associated with a Board meeting in New York City in 2010.
     The Company no longer uses stock options as a part of the compensation of non-management directors. The following Table reflects the number of unexercised options held by each non-management director as of December 31, 2010. Because the restricted stock unit grants are fully vested, they are not shown on this Table. The dollar values of the 2010 restricted stock unit grants are shown under the heading “Stock Awards” on the Table above.

Outstanding Equity Awards at Fiscal Year-End
Option Awards
	Number of Securities	Option
	Underlying	Exercise	Option
	Unexercised Options	Price	Expiration Date
Name	(#)(1)	($)(2)	(2)
Daniel W. Duval	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
Philip K. Asherman	—	—	—
Gail E. Hamilton	—	—	—
John N. Hanson	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
Richard S. Hill	—	—	—
M.F. (Fran) Keeth	—	—	—
Andrew C. Kerin	—	—	—
Roger King	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
Stephen C. Patrick	15,000	17.27	7/16/2013
Barry W. Perry	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
John C. Waddell	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013

(1)	This column shows the number of shares underlying outstanding stock options for each stock option grant to each non-employee director.

(2)	These columns reflect the exercise price and expiration date, respectively, for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards vested in two equal amounts on the first and second anniversaries of the grant date, and have an exercise price equal to the closing market price of the common stock on the grant date.
     Under the terms of the Non-Employee Director Deferred Compensation Plan, non-employee directors may defer the payment of all or a portion of their annual retainers and meeting fees until the end of their service on the Board. Unless a different amount is chosen by the director, 50% of the director’s annual retainer fee is automatically deferred and converted to units of Arrow common stock. When the director leaves the Board, each whole stock unit credited to his or her account will be settled with the issuance of one share of common stock. Other amounts that are deferred may be invested for the benefit of the director, or should a director so choose, be converted into the stock units. The units held by each director are included under the heading “Common Stock Units” in the Shares of Common Stock Beneficially Owned Table. The amounts deferred by each director for 2010, to the extent there are any, are included under the heading “Fees Earned” on the Non-Employee Director Compensation Table. For deferrals made during 2005-2007 and 2009, the deferral will be paid upon termination of Board service. For deferrals during 2008, payments will be made thirty days after the director’s service ends for those 72 or older at the time of resignation, and for those less than 72, one year after termination of service on the Board. For deferrals during 2010 and later, payment will be made on the one-year anniversary after termination of service.

Stock Ownership by Directors
     The board recognizes that stock ownership by its directors may strengthen their commitment to the long-term future of the company and further align their interests with those of the shareholders generally. As a result, the corporate governance guidelines specifically state that directors are expected over time to own beneficial shares of the company’s common stock having a value of at least three times their annual retainer (including shares owned outright, vested shares of restricted stock or restricted stock units and common stock units in a deferred compensation account). All directors are in compliance with this requirement.
AUDIT COMMITTEE REPORT
     The Audit Committee represents and assists the Board by overseeing the Company’s financial statements and internal controls; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s corporate audit function and of its independent registered public accounting firm.
     The Audit Committee currently consists of five directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that Mr. Patrick and Mrs. Keeth are “audit committee financial experts” as defined by the SEC.
     Company management has the primary responsibility for the preparation of the financial statements and for the reporting process, including the establishment and maintenance of Arrow’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting.
     In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q and the 2010 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as the independent registered public accounting firm is required to review with the Audit Committee under the standards promulgated by the Public Company Accounting Oversight Board. Also discussed with both management and the Company’s independent registered public accounting firm were the design and efficacy of the Company’s internal control over financial reporting.
     In addition, the Audit Committee received from and discussed with representatives of the Company’s independent registered public accounting firm the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence) and considered the compatibility of non-audit services rendered to Arrow with the independence of the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee also discussed with the independent registered public accounting firm and Arrow’s corporate audit group the overall scope and plans for their respective audits. The Audit Committee periodically met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.
     In reliance on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.
Stephen C. Patrick, Chair
Daniel W. Duval
Richard S. Hill
M.F. (Fran) Keeth
Roger King
PRINCIPAL ACCOUNTING FIRM FEES
     The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for auditing the annual financial statements and the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and related regulations included in the Annual Report on Form 10-K, the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC and consultations on certain accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the Table below.
     Also set forth for the last two fiscal years are “audit-related” fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax fees relate to assistance in tax return preparation and tax audits, and tax interpretation and compliance, in various tax jurisdictions around the world. Ernst & Young LLP did not provide any services related to financial information systems design or implementation, personal tax work, or other services for any of the Company’s executive officers or members of the Board.

	2010	2009
Audit Fees	$6,876,382	$6,217,400
Audit-Related Fees	590,349	347,200
Tax Return and Compliance Fees	436,216	487,006
Other Tax Related Fees	952,016	215,561

Total	$8,854,963	$7,267,167

     The amounts in the Table above do not include fees charged by Ernst & Young LLP to Marubun/Arrow, a joint venture between the Company and the Marubun Corporation, which totaled $247,525 (audit-related fees) and $1,879 (tax-related fees) in 2010 and $233,800 (audit-related fees) and $1,783 (tax fees) in 2009.
     Consistent with the Audit Committee charter, audit, audit-related, tax return and compliance, and other tax related services were approved by the Audit Committee, or by a designated member thereof. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
     Shareholders will be asked to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Arrow expects that representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and that they will be available to answer appropriate inquiries raised at the meeting.
The Board recommends that the shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP.
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
     Shareholders have an opportunity to cast an advisory vote on compensation of the Named Executive Officers. This proposal, commonly known as “Say-on-pay,” gives shareholders the opportunity to approve, reject or abstain from voting with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.
     The primary objective of the Company’s compensation program, including its executive compensation program, is to attract and retain qualified, talented individuals who are enthusiastic about the Company’s mission and culture so that they may assist in achieving our corporate objectives and increasing shareholder value. The key principle underlying the Compensation Committee’s compensation philosophy is pay for performance, with incentive awards varying based on business performance or the performance of the Company’s common stock. This direct link between incentive payments and achievement of business goals and shareholder value has helped drive the Company’s strong and consistent performance year after year, most recently in 2010.
     The Company asks that you review in detail the disclosure contained in this Proxy Statement regarding compensation of the Company’s Named Executive Officers (including the Company’s Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany such compensation tables) and indicate your support for the compensation of the Company’s Named Executive Officers that are described in this Proxy Statement by voting in favor of the following resolution:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby Approved.”
     Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer and will not be binding on or overrule any decisions by the Board of Directors. The Compensation Committee will take into account the outcome of the vote when considering future compensation for our Named Executive Officers.
The Board recommends a vote “FOR” the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF
SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
     Shareholders have an opportunity to advise the Board of Directors as to whether the Company should conduct an advisory vote with respect to its executive compensation every one, two or three years. The Board of Directors believes that a three-year cycle is the best means of assuring that stockholders have an effective voice on executive compensation for a number of reasons:
•	Our executive compensation program is largely designed to reward performance over a multi-year period. Say-on-pay votes should occur over a similar time frame and correlate with longer-term business planning cycles. An annual vote on pay practices would tend to shift the focus on short-term financial results that may not be in the interest of long-term value creation for stockholders;

•	A three-year voting cycle provides stockholders and proxy advisory firms with sufficient time to evaluate, in a more thoughtful and informed manner, the effectiveness of both short-term and long-term compensation strategies and related business outcomes; and

•	A three-year voting cycle gives the Board of Directors time to thoughtfully evaluate stockholder concerns and implement appropriate changes.
     For the reasons discussed above, the Board recommends a vote in favor of the following resolution:
“Resolved, that the stockholders of the Company approve, on an advisory basis, the holding of a stockholder advisory vote on executive compensation every three years.”
     As an advisory vote, this proposal is not binding on the Company. However, the Board of Directors values the opinions expressed by shareholders in their votes on this proposal, and will consider the outcome when making a determination as to the frequency of future advisory votes on executive compensation.
The Board recommends a vote for “THREE YEARS” regarding the frequency of the shareholder advisory vote to approve the compensation of the named executive officers.
REPORT OF THE COMPENSATION COMMITTEE
     The substantive discussion of the material elements of all of the Company’s executive compensation programs and the determinations by the Compensation Committee with respect to compensation and executive performance for 2010 are contained in the Compensation Discussion and Analysis that follows below. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management representatives responsible for its preparation and the Compensation Committee’s compensation consultants. In reliance on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Definitive Proxy Statement on Schedule 14A for Arrow’s 2011 annual shareholder meeting for filing with the SEC and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Barry W. Perry, Chair
Daniel W. Duval
Gail E. Hamilton
John N. Hanson
Richard S. Hill
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     As a large, global provider of technology solutions operating in a highly competitive market, Arrow views its people as the key driver of success. As discussed more fully below, the Company’s executive compensation program, under the direction of the Compensation Committee, is designed to motivate, attract, and retain talented executives who are capable of successfully leading the Company’s complex global operations and creating long-term shareholder value. The program is structured to support Arrow’s strategic goals and reinforce high performance with a clear emphasis on accountability and performance-based pay for achievement of stated goals. Following is a detailed discussion of the Company’s executive compensation program and how it is applied to the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.
Executive Compensation Objectives
Arrow’s executive compensation program is designed to:
•	Drive performance in support of the business strategy;

•	Attract and retain strong talent;

•	Vary pay based on Company and individual performance; and

•	Align the interests of executives with those of shareholders.

The use of compensation to drive and reward performance is reflected in Arrow’s emphasis on performance-based compensation, while the importance of alignment with shareholder interests in long-term value creation is reflected in the equity-based components of the total compensation mix. Arrow’s pay-for-performance focus is evident in the substantially greater weight given to performance-based compensation versus fixed compensation.
Total Compensation Process
     The Compensation Committee reviews the target total compensation of our Named Executive Officers, including salaries, target annual incentives, target long-term incentives, retirement benefits, severance arrangements, and all other benefits and perquisites to ensure that all of its elements are appropriate based on historical practices, market conditions, competitive benchmarking data, and the furtherance of the Company’s strategic objectives. The

Compensation Committee also reviews the historical detail of each executive’s prior-year compensation and performance.
     The Compensation Committee considers performance reviews prepared by the Chief Executive Officer for his direct reports, and conducts its own performance review of the Chief Executive Officer. The committee reviews the Company’s performance on the metrics relevant to the execution of its strategy and evaluates the Chief Executive Officer’s performance in light of that execution. For Named Executive Officers other than the Chief Executive Officer, the committee’s review includes input provided to it by the Chief Executive Officer.
     Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, the General Counsel (who also serves as secretary), the Senior Vice President of Human Resources, and the Chief Financial Officer. Each of the management attendees provides the committee with his or her specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during the committee’s deliberations regarding their compensation. However, the committee does include the external compensation consultant in those discussions.
     Additionally, the Compensation Committee’s external compensation consultant provides the committee with competitive data regarding market compensation levels at the 25th, 50th, and 75th percentiles for total compensation and each element of pay. The committee also considers the compensation of other Company executives, levels of responsibility, prior experience, breadth of knowledge, and job performance in reviewing target total compensation levels.
Competitive Benchmarking and Use of Consultants
     To ensure that executive compensation plans and levels are appropriate and competitive, the Compensation Committee reviews analyses on peer company practices at various times throughout the year. Information on total compensation levels is considered in the context of peer performance analyses in order to effectively link compensation to absolute and relative performance. Through this process, and with input from its external compensation consultant and management, the committee determines appropriate benchmarking targets each year. For 2010, the committee concluded that generally targeting total direct compensation (the sum of base salary, annual cash incentives, and long-term incentives) at the market 50th percentile was appropriate. For the purpose of Arrow’s annual competitive benchmarking study, market data consists of an equal blending of data from industry/size relevant executive compensation surveys, and the Company’s 2010 peer group.
     The Compensation Committee evaluates the appropriateness of each Named Executive Officer’s compensation as positioned against the market 50th percentile based on factors that include Company and business unit performance, job scope, and individual performance. To the extent the committee deems that a Named Executive Officer’s position versus the market is not appropriate based on the relevant factors, the committee may choose to modify one or more of the compensation components.
     The Compensation Committee has selected and engaged Pearl Meyer & Partners as its external compensation consultant to provide it with expertise on various compensation matters, including competitive practices, market trends, and specific program design. Pearl Meyer & Partners reports directly to the committee and does not provide any other services to the Company or its management. Pearl Meyer & Partners’ services to the committee have not raised any conflicts of interests among the committee, the Company, and management.

     The Compensation Committee, together with its external compensation consultant and management, annually reviews and approves the peer companies used for benchmarking to ensure they continue to meet its objectives. In 2010, the committee moved from utilizing the three distinct peer groups that included technology distribution companies, electronic manufacturing services companies, and market capitalization relevant technology companies to focusing on a single consolidated peer group comprised of technology distribution companies, electronic distribution companies, and electronic manufacturing companies. Additionally, the committee will continue to use a broad group of companies when evaluating Arrow’s position versus its peers. The committee believes the new peer group provides a better comparison to Arrow when taking into account Arrow’s size, complexity, and business model. The committee also believes Arrow’s peer group may change over time as Arrow’s business evolves. 2010 target compensation was established in the beginning of 2010 taking into account the compensation practices of the old peer group. The committee considered the compensation practices of the new peer group in establishing 2011 target compensation.
The companies used for 2010 compensation benchmarking consisted of the following:
•	Anixter International Inc.

•	Avnet, Inc.

•	Celestica Inc.

•	Flextronics International Ltd.

•	Ingram Micro Inc.

•	Jabil Circuit, Inc.

•	Tech Data Corporation

•	WESCO International, Inc.
     The Compensation Committee also reviews other benchmarking data from time to time. This data can cover a variety of areas such as equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies, severance practices, and equity burn rates.
Elements of Total Compensation
     The following summarizes the compensation elements used to reward, motivate, and retain Arrow’s executives.
Base Salary
     To attract the necessary executive talent and maintain a stable executive team, the Compensation Committee generally targets executive officer base salaries at approximately the 50th percentile paid for similar jobs at companies in Arrow’s peer groups. Decisions regarding base salaries are made annually based on a number of factors, including:
•	Individual performance;

•	Company or business unit performance;

•	Job responsibilities;

•	Peer benchmarking data; and

•	Internal budget guidelines.
     For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee, in consultation with its external compensation consultant, reviews base salary recommendations provided by the Chief Executive Officer. The committee then makes a final determination of base salaries for the Named Executive Officers. The Chief Executive Officer’s base salary is determined by the committee in executive session based on its evaluation of his individual performance, the Company’s performance, and relevant peer benchmarking data. Additionally, as discussed under the heading “Employment Agreements,” each of the Named Executive Officers, including the Chief Executive Officer, has an employment agreement, which provides for a minimum base salary.
     The Compensation Committee met in February 2010 to conduct its annual review of base salaries for Arrow’s Named Executive Officers. The committee awarded a 6.7% base salary increase to Michael J. Long in recognition of his successful efforts and accomplishments in leading Arrow through a very challenging 2009 business environment. Additionally, in recognition of their global responsibilities and promotions to the Company’s Executive Committee, base salaries increased for Peter T. Kong and Andrew S. Bryant by 5.3% and 6.3%, respectively. All base salary increases were effective January 1, 2010. Base salaries for the Company’s other Named Executive Officers were unchanged.
Performance-Based Compensation
     Annual performance-based cash incentives and equity-based long-term incentives play a significant role in executives’ overall compensation. They are essential to linking pay to performance, aligning compensation with organizational strategies and financial goals, and rewarding executives for the creation of shareholder value. All of the Named Executive Officers participate in each of the following programs.
     The following chart reflects the weighted average distribution of the elements of the Named Executive Officers’ target compensation as a group, based on grant date values. The chart shows that, excluding Supplemental Executive Retirement Plan accumulations, 75% of the Company’s Named Executive Officers’ target compensation was performance-based, including 56% delivered in the form of Arrow equity. Tying pay to the Company’s and the individual’s performance reflects the Compensation Committee’s emphasis on “at-risk” compensation and accountability in support of the Company’s strategic initiatives. The committee has weighted the pay components to establish a total compensation package that effectively motivates the Company’s leaders to drive superior performance in a manner that benefits the interests of shareholders but does not encourage excessive risk taking. Each form of performance-based compensation is discussed below.

Named Executive Officers
2010 Target Total Compensation Distribution
Annual Incentives
     Arrow’s annual incentives are designed to reward individuals for performance against pre-established targets that are set by the Compensation Committee at the beginning of the year. Each of the Company’s Named Executive Officers is assigned an annual incentive target. Annual incentive targets are established based on market compensation analysis in the context of targeting total direct compensation at the 50th percentile.
     In order to provide consistency among management levels, the annual incentive for each of the Named Executive Officers follows the structure of the Company’s Management Incentive Compensation Plan (“MICP”). The MICP is based on a combination of financial and non-financial goals, which are weighted 70% and 30%, respectively. Of the 70% financial component, executives can earn from 0% if performance falls below the pre-established threshold up to 200% of their targeted annual incentives for performance at or above the maximum levels. For 2010, the financial component was comprised of one performance metric, earnings per share (“EPS”), for all Named Executive Officers. The Compensation Committee selected EPS to reinforce the Company’s overall profit objectives, based on the rationale that EPS is a primary driver of shareholder value.
     Executives can also earn between 0% and 200% of the 30% non-financial component of MICP based on the Compensation Committee’s evaluation of each individual’s performance against their pre-established non-financial goals. The non-financial goals may be strategic or tactical, but all are designed to be specific and measurable and to further the objectives of the Company. For 2010, the non-financial component of MICP was based on team performance goals focused on supplier market share expansion, acquisition integration, profitability (increase gross margins), service center centralization, and establishment of personal/organization development plans for high profile/impact positions. The non-financial goals applied to all of the

Named Executive Officers other than Mr. Long. The Compensation Committee selected profitable supplier market share expansion as a primary component in order to emphasize the importance of continued growth, and engaged in a subjective assessment of such expansion at year-end to determine the level of payout to the applicable Named Executive Officers.
     The 2010 annual incentive metrics and results against those metrics for the Named Executive Officers are set forth in the following Table:

Performance	Performance	Achievement		Weighted
Metric	Range	Percentage	Weighting	Achievement %
Arrow Earnings Per Share	$1.56 - $2.60 **	200%	70%	140%
Arrow Profitable Supplier Market Share Expansion	0%-2.0%	131%	15%	19.7%
Team Performance Goals	0%-200%	85%	15%	12.8%
TOTAL	—	—	100%	172.4%

**	Achievement of EPS at the midpoint of the performance range would result in a payout of 100% of the target opportunity for this metric. Achievement below $1.56 and above $2.60 would result in payouts of 0% and 200%, respectively.
     For Mr. Long, the Compensation Committee applied the same basic methodology described above, including the same 70% financial component based on the above EPS performance range, and as stated in the table above he attained 200% achievement on his financial goal. The committee tied the 30% non-financial component for Mr. Long’s annual incentive to individual contributions made relative to strategic business imperatives of the organization. Based on the committee’s assessment of Mr. Long’s successful performance on his non-financial objectives, it awarded him 131% on his supplier market share expansion goal and 90% on his other individual performance goals. This resulted in a total weighted achievement percentage of 173.2% for Mr. Long. In the exercise of its negative discretion, the committee awarded an annual incentive of $1,500,000 to Mr. Long.
Long-Term Incentives
     The Company’s long-term incentive plan (“LTIP”) is designed to promote a balanced focus on driving performance, retaining talent, and aligning the interests of our executives (including the Named Executive Officers) with those of its shareholders. Under the LTIP structure described below, awards are expressed in dollars and granted annually. The program includes a mix of performance stock units, restricted stock units, and stock options through one integrated long-term incentive structure. Following is an overview of the long-term incentive program components.

LONG-TERM INCENTIVE PLAN (LTIP) STRUCTURE FOR 2010 GRANTS
Equity-Based Long-	Target Weighting as a
Term Instrument	% of Long-Term Award	Purpose	Award Terms
Performance Stock Units (“PSUs”)	50%	Rewards for three-year EPS growth relative to eight Arrow peer companies, as adjusted for Arrow’s three-year return on invested capital

Align long-term interests with those of shareholders

Further supports pay for performance — awards earned are directly related to relative performance	The number of PSUs earned (from 0% to 175% of target number of PSUs granted) are based on the Company’s performance over a three-year period

			PSUs are paid out in shares of Arrow stock at the end of the three-year vesting term
Restricted Stock Units (“RSUs”)	25%	Align long-term interests with those of shareholders Award value is directly related to the performance of the Company’s stock Aids in the retention of our NEOs	Vest in four equal annual installments beginning on first anniversary of grant contingent upon the Company achieving 2010 net income, as adjusted, greater than zero

			RSU’s are paid out in shares of Arrow stock when vested
Stock Options	25%	Rewards for stock price appreciation	Vest in four equal annual installments beginning on first anniversary of grant Exercise price is equal to 100% of closing price on grant date Options expire ten years from grant date
     The Compensation Committee makes LTIP award decisions for executives based on input from the Chief Executive Officer (other than for himself), prior grant history, the committee’s own assessment of each executive’s contribution, potential contribution, performance during the prior year, peer compensation benchmarking analysis, and the long-term incentive award practices of the peer companies discussed above.
     The Compensation Committee also evaluates the Chief Executive Officer in light of the factors discussed above to determine his annual long-term incentive award. That grant and those for the other Named Executive Officers are as set forth below. For more detail, including the expense to the Company associated with each grant, see the Grants of Plan-Based Awards Table.
     It is the practice of the Compensation Committee to make annual equity grants at the first regularly scheduled Board meeting of the calendar year. Hiring and promotion grants are made at the next regularly scheduled meeting of the Board that follows such an event, and in instances where retention awards are advisable, grants are made at the subsequent meeting. All stock option grants are made with exercise prices equal to the value of Arrow stock on the grant date to ensure participants derive benefits only as shareholders realize corresponding gains over an extended time period. None of the options granted by the Company, as discussed throughout this Proxy Statement, have been repriced, replaced or modified in any way since the time of the original grant.
     Performance Stock Units (PSUs). The 2010 PSU awards, representing 50% of the total LTIP award value, are tied to Arrow’s three-year EPS growth as compared to the EPS growth of

Arrow’s peer group (Anixter International Inc., Avnet, Inc., Celestica Inc., Flextronics International Ltd., Ingram Micro Inc., Jabil Circuit, Inc., Tech Data Corporation, and WESCO International, Inc.) and adjusted for Arrow’s three-year average return on invested capital (“ROIC”) in excess of its three-year weighted average cost of capital (“WACC”). The Compensation Committee chose EPS and ROIC as performance metrics in order to reward participants for successfully balancing profit maximization and the efficient use of capital, both key drivers in creating shareholder value. Provided the Company achieves a net income, as adjusted, of greater than zero, participants may earn from 0% to 175% of their targeted PSUs based on the matrix below, and subject to the individual’s continued employment as of the end of the three-year performance period. Prior to 2010, the PSU awards were based on a two-year performance period. The committee decided to extend the performance period to three years for 2010 grants determining that a three-year period would better focus the management team on the long-term performance and complement the short-term focus of the annual incentive plan. The committee also determined that a three-year performance period is also more consistent with current market practices.

3-Year ROIC-WACC	PAYOUT AS % OF TARGET
3.0% or more	0%	35%	75%	105%	115%	125%	135%	155%	175%
2.0% to 2.9%	0%	30%	70%	100%	110%	120%	130%	150%	170%
0.6% to 1.9%	0%	25%	65%	95%	105%	115%	125%	145%	165%
0.5% to -0.5%	0%	0%	60%	90%	100%	110%	120%	140%	160%
-0.6% to -1.9%	0%	0%	55%	85%	95%	105%	115%	135%	155%
-2.0% to -2.9%	0%	0%	50%	80%	90%	100%	110%	130%	150%
-3.0% or less	0%	0%	45%	75%	85%	95%	105%	125%	145%
	9	8	7	6	5	4	3	2	1
	3-Year EPS % Change Ranking vs. Peer Companies
     Restricted Stock Units (RSUs). Grants of RSUs represent 25% of the LTIP value and vest in 25% increments on each of the next four anniversaries of the date of grant contingent upon the Company achieving net income, as adjusted, greater than zero and subject to the individual’s continued employment as of the applicable vesting date. RSUs are intended to provide the Named Executive Officers with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant share price volatility.
     Stock Options. Stock option grants also represent 25% of the LTIP value and vest in 25% increments on each of the first four anniversaries of the date of grant, subject to the individual’s continued employment as of the applicable vesting date. The Company grants stock options to provide Named Executive Officers with a strong incentive to drive long-term stock appreciation for the benefit of our shareholders. Each stock option allows the holder to acquire shares of the Company at a fixed exercise price (fair market value on grant date) over a ten-year term, providing profits only to the extent that the Company’s share price appreciates over that period.

     2010 LTIP Awards. The 2010 long-term incentive awards are listed in the following Table.

	Performance	Restricted Stock	Stock Options
	Stock Units Awarded	Units Awarded	Awarded
Michael J. Long	49,400	24,701	66,779
Paul J. Reilly	26,464	13,233	35,775
Peter S. Brown	14,555	7,278	19,676
Peter T. Kong	15,878	7,940	21,465
Andrew S. Bryant	14,114	7,058	19,080
     2009 Performance Share Payments. The 2009-2010 performance share cycle for grants made in 2009 concluded with the 2010 fiscal year. The number of performance shares earned by the Named Executive Officers were based on Arrow’s two-year ROIC and Free Cash Flow versus targets for each respective metric. Consistent with the plan, the Compensation Committee adjusted the applicable financial results to exclude the impact of acquisitions and restructurings which occurred after the original targets were established to arrive at an ROIC of 12.4% and Free Cash Flow of $473 million for the 2009-2010 period. Based on these performance levels, each of the Named Executive Officers received 200% of the target number of performance shares awarded in 2009. The actual number of shares delivered to each of the Named Executive Officers within respect of the performance share cycle is set forth below. The performance share measurement target for this award was an average of 2009 and 2010 ROIC at 7.5% and two-year average Free Cash Flow at $388 million.

Performance Shares Earned
2009-2010 Performance
Period
Michael J. Long	74,672
Paul J. Reilly	41,960
Peter S. Brown	24,526
Peter T. Kong	25,002
Andrew S. Bryant	22,742
Retirement Programs and Other Benefits
     In keeping with its total compensation philosophy and in light of the need to provide a total compensation and benefit package that is competitive within the industry, the Compensation Committee believes that the retirement and other benefit programs discussed below are critical elements of the compensation package made available to the Company’s executives.
Qualified Plans
     The Named Executive Officers also participate in the Arrow 401(k) Savings Plan and the ESOP, qualified plans available to all of Arrow’s U.S. employees. Company contributions to the 401(k) plan on behalf of the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the heading “401(K) Company Contribution” on the All Other Compensation Table. No ESOP contributions have been made since the 2007 plan year other than the re-allocation of ESOP shares relinquished by terminated employees or employees who resigned.
Supplemental Executive Retirement Plan
     The Company maintains the Arrow Electronics, Inc. Supplemental Executive Retirement Plan (the “SERP”), an unfunded retirement plan in which, as of December 31, 2010, eleven current executives selected by the Board participate. All of the Named Executive Officers participate in the SERP, the details of which are discussed under the heading “Supplemental Executive Retirement Plan.”
Management Life Insurance Plan
     All of the Named Executive Officers participate in Arrow’s Management Life Insurance Plan. In the event of the death of the executive, the Company provides a life insurance benefit to the executive’s named beneficiary equal to four times the executive’s final planned total annual cash compensation.
     Current death benefits for each executive are set forth on the Potential Payouts Upon Termination Table. Premiums paid by the Company on behalf of each executive are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the heading “Management Insurance Plan” on the All Other Compensation Table.
Employment and Change of Control Agreements
     Employment agreements for senior management are used by the Company to establish key elements of the agreement between the Company and the executive, including the promised minimum periods of employment and the fundamental elements of compensation, as well as the details of the individual arrangement which differ from the Company’s standard plans and programs. The agreements also facilitate the creation of covenants, such as those prohibiting post-employment competition or hiring by executives or limitations on the reasons for which an executive may be terminated without compensation, which would not otherwise be part of the employment relationship.
     Arrow has entered into employment and change of control agreements with each of the Named Executive Officers that are discussed in detail below, in the section entitled “Agreements and Potential Payments upon Termination or Change of Control.” Also detailed in that section are the potential payouts for each of the officers under the variety of potential termination scenarios covered by the agreements. Those potential payouts are part of the total compensation package for each executive reviewed by the Compensation Committee each year.
     None of the employment agreements or change of control agreements include tax gross-up provisions of any kind.
     The Company did not enter into or amend any employment or change of control agreements with any of the Named Executive Officers in 2010.

Stock Ownership Requirements
     The Compensation Committee recognizes the importance of equity ownership by delivering a significant portion of the executives’ total compensation in the form of equity. To further align the interests of our key executives with those of shareholders, we require them to hold specified amounts of Arrow stock. The Named Executive Officers are required to hold Arrow equity valued at a multiple of base salary, as set forth in the following Table. Until specified levels of ownership are achieved, the Named Executive Officers are required to hold 50% of all vested equity-based awards net of estimated taxes.

Multiple of Base
Salary
Chief Executive Officer	5X
Other Named Executive Officers	3X
Tax and Accounting Considerations
     A variety of tax and accounting considerations influence the Compensation Committee’s development and implementation of the Company’s compensation and benefit plans. Among them are Section 162(m) of the Internal Revenue Code, which limits to $1 million the amount of non-performance-based compensation that Arrow may deduct in any calendar year for its Chief Executive Officer and the three highest paid Named Executive Officers other than the Chief Financial Officer. Compensation that meets the IRS requirements of “performance-based” is not subject to this limit.
     The Company’s long-term incentive awards described above that were awarded to the Named Executive Officers are designed to meet these requirements so that Arrow can continue to deduct the related expenses. Shareholders have approved the basis for performance goals for awards made to Named Executive Officers.
•	The annual incentive plan includes a maximum award based on a formula approved by the Compensation Committee to comply with the regulations of Section 162(m). The formula is based on a net income above a pre-established target level and sales divided by net working capital. Once this maximum annual incentive amount was determined, the Compensation Committee exercised negative discretion to reduce the amounts to be paid to Named Executive Officers based on the methodology described above.

•	PSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company to achieve 1) an annual net income, as adjusted, greater than zero, in which case a payout percentage of 175% is achieved, which percentage is then reduced by the Compensation Committee’s exercise of negative discretion; 2) a three-year EPS growth as compared to the EPS growth of Arrow’s peer group (Anixter International Inc., Avnet, Inc., Celestica Inc., Flextronics International Ltd., Ingram Micro Inc., Jabil Circuit, Inc., Tech Data Corporation, and WESCO International, Inc.) and adjusted for Arrow’s three-year average return on invested capital in excess of its three-year weighted average cost of capital.

•	RSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company achieve an annual net income, as adjusted, greater than zero or they would be canceled.

•	Stock Options awarded to the Named Executive Officers were granted with an exercise price equal to the closing market price of the common stock on the grant date, such that all value realized by the Named Executive Officers upon exercise would be based on share appreciation from the date of grant.
     The Compensation Committee’s policy, in general, is to maximize the tax deductibility of compensation paid to executive officers under Section 162(m). The committee recognizes, however, that in order to effectively support corporate goals, in some instances, compensation may be delivered such that not all amounts may qualify for deductibility. All compensation decisions for executive officers are made with full consideration of the Section 162(m) implications.
     As discussed under the heading “Agreements and Potential Payments Upon Termination or Change of Control,” the Company’s change of control agreements are designed not to exceed the limitations of Section 280G of the Internal Revenue Code in order to maximize the tax deductibility of such payments by the Company. As is also discussed, the Company has modified all of such agreements in order to avoid penalties to executives under Section 409A. The Company’s current policy is not to provide tax gross-ups in the event of a change of control.
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Summary Compensation Table
     The following Table provides certain summary information concerning the compensation of the Named Executive Officers for 2010 and, to the extent an officer was a Named Executive Officer in prior years, for 2009 and 2008.

Summary Compensation Table
							Change in
							Pension
					Stock	Non-Equity	Value &	All
				Stock	Option	Incentive	NQDC	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Michael J. Long	2010	800,000	—	2,100,022	693,722	1,500,000	1,216,322	44,581	6,354,647
Chief	2009	666,186	—	2,025,028	579,474	1,198,313	554,737	39,715	5,063,453
Executive Officer	2008	575,000	—	1,213,082	404,654	520,000	450,652	31,069	3,194,457
Paul J. Reilly Executive Vice President, Finance & Operations & Chief Financial Officer	2010	550,000	—	1,125,013	371,643	775,800	611,676	30,724	3,464,856
	2009	514,263	—	1,080,015	310,083	664,276	453,100	30,285	3,052,022
	2008	515,000	20,000	870,677	288,361	342,975	347,122	29,280	2,413,415

Peter S. Brown Senior Vice President & General Counsel	2010	490,000	—	618,747	204,401	517,200	405,190	32,679	2,268,217
	2009	471,154	—	618,774	175,702	459,000	430,980	32,672	2,188,282
	2008	490,000	20,000	528,272	175,627	245,000	266,039	35,911	1,760,849

Peter T. Kong President, Arrow Global Components	2010	500,000	—	675,002	222,986	646,500	180,069	429,255	2,653,812
	2009	442,820	—	645,021	185,420	295,988	289,784	518,665	2,377,698

Andrew S. Bryant President, Arrow Global Enterprise Computing Solutions	2010	425,000	—	600,014	198,209	560,300	172,045	33,677	1,989,245

(1)	Amounts shown under the heading “Bonus” for Mr. Reilly and Mr. Brown include a one-time discretionary bonus paid to each in recognition of their leadership roles in connection with a series of acquisitions and the related financing.

(2)	Amounts shown under the heading “Stock Awards” reflect the grant date fair values of such awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For stock awards that are subject to performance conditions, such awards are computed based upon the probable outcome of the performance conditions as of the grant date which were consistent with the estimates used by the Company to measure compensation cost determined as of the grant date. Assuming the maximum performance is achieved for stock awards that are subject to performance conditions, amounts shown under this heading for Messrs. Long, Reilly, Brown, Kong, and Bryant would be $3,150,019, $1,687,505, $928,114, $1,012,489, and $900,008, respectively, for 2010. For 2009, the amounts shown under this heading for Messrs. Long, Reilly, Brown, and Kong would be $3,375,059, $1,800,029, $1,031,302, and $1,075,046, respectively. For 2008, the amounts shown under this heading for Messrs. Long, Reilly, and Brown would be $2,021,800, $1,451,125, and $880,450, respectively.

(3)	Amounts shown under the heading “Stock Option Awards” reflects the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model based on assumption set forth in Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	The amounts shown under “Non-Equity Incentive Compensation” are the actual amounts paid for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards.

(5)	The amounts shown under the heading “Change in Pension Value & NQDC Earnings” reflect the difference from year-to-year in the present value of each executive’s accumulated pension plan benefit as is discussed below under the heading “SERP.”

(6)	See the All Other Compensation — Detail Table below.
     Each of the Named Executive Officers has an employment agreement which impacts or defines certain of the elements of the compensation shown above. The material terms of those agreements are discussed below under the heading “Employment Agreements.”

All Other Compensation — Detail
     This Table sets forth each of the elements comprising each Named Executive Officer’s 2010 “All Other Compensation” from the Summary Compensation Table, above.

All Other Compensation
	Perquisites
	Management				401(k) Company
	Insurance Plan	Car	Other	ESOP	Contribution
Name	($)	Allowance($)	($)(1)	($)	($)	Total ($)
Michael J. Long	21,030	10,200	5,896	105	7,350	44,581
Paul J. Reilly	10,983	10,200	2,086	105	7,350	30,724
Peter S. Brown	12,938	10,200	2,086	105	7,350	32,679
Peter T. Kong	24,060	—	399,336	105	5,754	429,255
Andrew S. Bryant	13,566	10,200	3,630	82	6,199	33,677

(1)	For Mr. Kong, “Other” includes his expatriate assignment allowance of $399,279, comprising of $139,407 for foreign taxes, $165,033 for housing, $21,590 for transportation, $43,608 for home leave, $23,342 for cost of living adjustments, and $6,299 for other relocation expenses.
Grants of Plan-Based Awards
     The following Table provides information regarding the 2010 annual incentives and awards of performance shares and restricted stock in 2010.
Grants of Plan-Based Awards

									All Other
									Option
									Awards:	Exercise
								All Other Stock	Number of	or Base	Grant Date Fair
		Estimated Possible Payouts Under			Estimated Future Payouts			Awards: Number	Securities	Price of	Value of Stock
		Non-Equity Incentive Plan Awards (1)			Under Equity Incentive Plan Awards (2)			of Shares of	Underlying	Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)
Michael J. Long	2010	200,000	800,000	1,600,000	—	—	—	—	—	—	—
	2/25/10	—	—	—	12,350	49,400	86,450		—	28.34	1,399,996
	2/25/10	—	—	—	—	—	—	24,701	—	28.34	700,026
	2/25/10	—	—	—	—	—	—	—	66,779	28.34	693,722
Paul J. Reilly	2010	112,500	450,000	900,0000	—	—	—	—	—	—	—
	2/25/10	—	—	—	6,616	26,464	46,312	—	—	28.34	749,990
	2/25/10	—	—	—	—	—	—	13,233	—	28.34	375,023
	2/25/10	—	—	—	—	—	—	—	35,775	28.34	371,643
Peter S. Brown	2010	75,000	300,000	600,000	—	—	—	—	—	—	—
	2/25/10	—	—	—	3,639	14,555	25,471	—	—	28.34	412,489
	2/25/10	—	—	—	—	—	—	7,278	—	28.34	206,259
	2/25/10	—	—	—	—	—	—	—	19,676	28.34	204,401
Peter T. Kong	2010	93,750	375,000	750,000	—	—	—	—	—	—	—
	2/25/10	—	—	—	3,970	15,878	27,787	—	—	28.34	449,983
	2/25/10	—	—	—	—	—	—	7,940	—	28.34	225,020
	2/25/10	—	—	—	—	—	—	—	21,465	28.34	222,986
Andrew S. Bryant	2010	81,250	325,000	650,000	—	—	—	—	—	—	—
	2/25/10	—	—	—	3,529	14,114	24,700	—	—	28.34	399,991
	2/25/10	—	—	—	—	—	—	7,058	—	28.34	200,024
	2/25/10	—	—	—	—	—	—	—	19,080	28.34	198,209

(1)	These columns indicate the potential payout for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount. The actual amounts paid to each of the Named Executive Officers under this plan for each year are included under the heading “Non-Equity Incentive Compensation” on the Summary Compensation Table.

(2)	These columns indicate the potential number of units which will be earned based upon each of the Named Executive Officer’s performance unit awards. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 175% of the target amount. The grant amount is equal to the Target.

(3)	This column reflects the number of restricted stock units granted in 2010.

(4)	This column and the one that follows reflect the number of stock options granted and their exercise price.

(5)	Grant date fair values for restricted stock and performance units reflect the number of shares awarded (at target for the performance units) multiplied by the grant date closing market price of Arrow common stock. Grant date fair values for stock option awards are calculated using the Black-Scholes option pricing model based on assumptions set forth at Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End
     The Outstanding Equity Table shows: (i) the number of outstanding stock option awards that are vested and unvested; (ii) the exercise price and expiration date of these options; (iii) the aggregate number and value as of December 31, 2010 of all unvested restricted stock; and (iv) the aggregate number and value as of December 31, 2010 of all performance shares or units granted under a performance plan whose performance period has not yet been completed.
     The values ascribed to these awards in the Table below may or may not be realized by their recipients, depending on share prices at the time of vesting or exercise and the achievement of the metrics upon which the performance share awards depend. Each amount on this Table is based on the closing market price of the Company’s common stock on December 31, 2010, which was $34.25. For each Named Executive Officer, the fair value of stock awards and stock option awards at the date of grant, based upon the probable outcome of performance conditions, if applicable, as of the grant date is included in the Summary Compensation Table above. For additional information regarding the impact of a change of control on equity awards, see the section entitled “Stock Option, Restricted Share and Performance Share Award Agreements.”

Outstanding Equity Awards at Fiscal Year-End
Option Awards					Stock Awards
								Equity
								Incentive Plan
								Awards:			Equity Incentive
							Market	Number of			Plan Awards:
	Number of	Number of				Number of	Value of	Unearned			Market or Payout
	Securities	Securities				Shares or	Shares or	Shares, Units			Value of Unearned
	Underlying	Underlying				Units of	Units of	or Other			Shares, Units or
	Unexercised	Unexercised	Option	Option		Stock Held	Stock Held	Rights That			Other Rights That
	Options	Options	Exercise	Expiration		That Have	that Have	Have Not Yet			Have Not Yet
	Exercisable	Unexercisable	Price	Date	Stock Award	Not Vested	Not Yet	Vested	Vesting Dates		Vested
	(#)	(#)	($)(1)	(1)	Grant Date	(#)(2)	Vested ($)(2)	(#)(3)	(4)		($)(3)
Michael J. Long	2,500	—	13.85	02/27/2013	—	—	—	—	—		—
	2,750	—	24.60	02/27/2014	—	—	—	—	—		—
	9,000	—	26.90	02/28/2015	—	—	—	—	—		—
	20,000	—	35.59	02/27/2016	—	—	—	—	—		—
	22,500	7,500	38.29	02/28/2017	—	—	—	—	—		—
	17,050	17,050	32.61	03/01/2018	02/29/2008	6,200	212,350	—	(a	)	—
	17,908	53,724	16.82	02/26/2019	02/26/2009	22,295	763,604	—	(b	)	—
	4,583	13,752	23.00	02/26/2019	05/01/2009	5,707	195,465	—	(c	)	—
	—	66,779	28.34	02/25/2020	02/25/2010	24,701	846,009	—	(d	)	—
	—	—	—	—	02/29/2008	—	—	4,017	(a	)	137,582
	—	—	—	—	02/26/2009	—	—	41,626	(b	)	1,425,691
	—	—	—	—	02/26/2009	—	—	29,727	02/26/2011		1,018,150
	—	—	—	—	05/01/2009	—	—	7,609	02/26/2011		260,608
	—	—	—	—	05/01/2009	—	—	10,655	(c	)	364,934
	—	—	—	—	02/25/2010	—	—	49,400	02/26/2013		1,691,950

Outstanding Equity Awards at Fiscal Year-End (continued)
Option Awards					Stock Awards
								Equity
								Incentive Plan
								Awards:			Equity Incentive
							Market	Number of			Plan Awards:
	Number of	Number of				Number of	Value of	Unearned			Market or Payout
	Securities	Securities				Shares or	Shares or	Shares, Units			Value of Unearned
	Underlying	Underlying				Units of	Units of	or Other			Shares, Units or
	Unexercised	Unexercised	Option	Option		Stock Held	Stock Held	Rights That			Other Rights That
	Options	Options	Exercise	Expiration		That Have	that Have	Have Not Yet			Have Not Yet
	Exercisable	Unexercisable	Price	Date	Stock Award	Not Vested	Not Yet	Vested			Vested
	(#)	(#)	($)(1)	(1)	Grant Date	(#)(2)	Vested ($)(2)	(#)(3)	Vesting Dates (4)		($)(3)
Paul J. Reilly	7,500	—	22.50	10/08/2011	—	—	—	—	—		—
	10,000	—	26.45	02/27/2012	—	—	—	—	—		—
	10,000	—	13.85	02/27/2013	—	—	—	—	—		—
	10,000	—	24.60	02/27/2014	—	—	—	—	—		—
	15,000	—	26.90	02/28/2015	—	—	—	—	—		—
	15,000	—	35.59	02/27/2016	—	—	—	—	—		—
	13,500	4,500	38.29	02/28/2017	—	—	—	—	—		—
	12,150	12,150	32.61	03/01/2018	02/29/2008	4,450	152,413	—	(a	)	—
	12,088	36,264	16.82	02/26/2019	02/26/2009	15,049	515,428	—	(b	)	—
	551	1,653	24.60	02/26/2019	07/27/2009	687	23,530	—	(c	)	—
	—	35,775	28.34	02/25/2020	02/25/2010	13,233	453,230	—	(d	)	—
	—	—	—	—	02/29/2008	—	—	2,883	(a	)	98,743
	—	—	—	—	02/26/2009	—	—	28,098	(b	)	962,357
	—	—	—	—	02/26/2009	—	—	20,066	02/26/2011		687,261
	—	—	—	—	07/27/2009	—	—	1,282	(c	)	43,909
	—	—	—	—	07/27/2009	—	—	914	02/26/2011		31,305
	—	—	—	—	02/25/2010	—	—	26,464	02/26/2013		906,392
Peter S. Brown	6,000	—	26.90	02/28/2015	—	—	—	—	—		—
	12,000	—	35.59	02/27/2016	—	—	—	—	—		—
	11,250	3,750	38.29	02/28/2017	—	—	—	—	—		—
	7,400	7,400	32.61	03/01/2018	02/29/2008	2,700	92,475	—	(a	)	—
	3,697	22,161	16.82	02/26/2019	02/26/2009	9,197	314,997	—	(b	)	—
	—	19,676	28.34	02/25/2020	02/25/2010	7,278	249,272	—	(d	)	—
	—	—	—	—	02/29/2008	—	—	1,749	(a	)	59,903
	—	—	—	—	02/26/2009	—	—	17,173	(b	)	588,175
	—	—	—	—	02/26/2009	—	—	12,263	02/26/2011		420,008
	—	—	—	—	02/25/2010	—	—	14,555	02/26/2013		498,509
Peter T. Kong	23,000	—	32.24	03/17/2016	—	—	—	—	—		—
	11,250	3,750	38.29	02/28/2017	—	—	—	—	—		—
	6,900	6,900	32.61	03/01/2018	02/29/2008	2,500	85,625	—	(a	)	—
	7,163	21,490	16.82	02/26/2019	02/26/2009	8,918	305,442	—	(b	)	—
	367	1,102	24.60	02/26/2019	07/27/2009	458	15,687	—	(c	)	—
	—	21,465	28.34	02/25/2020	02/25/2010	7,940	271,945	—	(d	)	—
	—	—	—	—	02/29/2008	—	—	1,620	(a	)	55,485
	—	—	—	—	02/26/2009	—	—	16,651	(b	)	570,297
	—	—	—	—	02/26/2009	—	—	11,891	02/26/2011		407,267
	—	—	—	—	07/27/2009	—	—	855	(c	)	29,284
	—	—	—	—	07/27/2009	—	—	610	02/26/2011		20,893
	—	—	—	—	02/25/2010	—	—	15,878	02/26/2013		543,822
Andrew S. Bryant	14,550	14,550	28.40	05/01/2018	05/01/2008	5,282	180,909	—	(a	)	—
	6,849	20,550	16.82	02/26/2019	02/26/2009	8,528	292,084	—	(b	)	—
	—	19,080	28.34	02/25/2020	02/25/2010	7,058	241,737	—	(d	)	—
	—	—	—	—	02/26/2009	—	—	15,924	(b	)	545,397
	—	—	—	—	02/26/2009	—	—	11,371	02/26/2011		389,457
	—	—	—	—	02/25/2010	—	—	14,114	02/26/2013		483,405

(1)	These columns reflect the exercise price and expiration date, respectively for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards were issued under the Long-Term Incentive Plan. All of the awards vest in four equal amounts on the first, second, third, and fourth anniversaries of the grant date, and have an exercise price equal to the closing market price of the common stock on the grant date.

(2)	These columns reflect the number of unvested restricted shares or units held by each Named Executive Officer under each award of restricted shares or units and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2010.

(3)	These columns show the number of shares or units of Arrow common stock each Named Executive Officer would receive under each grant of performance shares or units, assuming that the financial targets associated with each award are achieved at 100%, and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2010.

(4)	With regard to the Stock Awards, the following describes the vesting dates: (i) those awards designated by “(a)” vest in two equal amounts on the third and fourth anniversaries of the grant date; (ii) those awards designated by “(b)” vest in three equal amounts on the second, third, and fourth anniversaries of the grant date; (iii) those awards designated by “(c)” vest in three equal installments commencing on February 26, 2011 and each of the two following anniversaries of such date; and (iv) those awards designated by “(d)” vest in four equal installments commencing on February 25, 2011 and each of the three following anniversaries of such date.
Options Exercised and Stock Vested in Last Fiscal Year
     The following Table provides information concerning the value realized by each Named Executive Officer upon the exercise of stock options and the vesting of restricted and performance shares.
     The value realized on the exercise of stock options shown below is based on the difference between the exercise price per share paid by the executive and the closing market price of the common stock on the exercise date. The value realized on the vesting of restricted and performance shares is based on the number of shares vesting and the closing market price of the common stock on the vesting date.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Michael J. Long
Restricted Shares	—	—	12,433	350,735
2008 — 2009 Perf. Shares	—	—	3,385	95,491
2008 Perf. Shares — 1 Yr	—	—	2,009	56,674
2009 Perf. Shares — 1 Yr	—	—	17,425	491,559
Paul J. Reilly
Restricted Shares	—	—	7,469	210,700
2008 — 2009 Perf. Shares	—	—	2,430	68,550
2008 Perf. Shares — 1 Yr	—	—	1,442	40,679
2009 Perf. Shares — 1 Yr	—	—	9,791	276,204
Stock Options	7,500	47,675	—	—
Peter S. Brown
Restricted Shares	—	—	4,415	124,547
2008 — 2009 Perf. Shares	—	—	1,474	41,582
2008 Perf. Shares — 1 Yr	—	—	875	24,684
2009 Perf. Shares — 1 Yr	—	—	5,722	161,418
Stock Options	6,440	61,111	—	—
Peter T. Kong
Restricted Shares	—	—	9,374	274,241
2008 — 2009 Perf. Shares	—	—	1,365	38,507
2008 Perf. Shares — 1 Yr	—	—	810	22,850
2009 Perf. Shares — 1 Yr	—	—	5,833	164,549
Andrew S. Bryant
Restricted Shares	—	—	5,483	160,723
2009 Perf. Shares — 1 Yr	—	—	5,306	149,682
SERP
     Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the Company will pay supplemental pension benefits to certain employees upon retirement. As of December 31, 2010, there were eleven current executives participating in the SERP. The Board determines who is eligible to participate.
     The gross SERP benefit is calculated by multiplying 2.5% of final average performance-based compensation (salary and annual incentive) by the participant’s years of credited service (up to a maximum of 18 years). Final average compensation is the highest average of any three years during the participant’s final five years of service. The gross benefit is reduced by 50% of the Social Security benefit and the projected benefit of the Company’s 401(k) matching contributions.
     The benefits provided under the SERP are payable as a life annuity with 60 payments guaranteed, commencing at age 60, assuming continued employment through normal retirement. At normal retirement (generally, age 60) Mr. Long, Mr. Reilly, Mr. Brown, Mr. Kong, and Mr. Bryant would receive estimated annual SERP payments of $594,976, $380,696, $163,642, $68,105, and $105,136, respectively.

     The years of credited service (as of year end) for each of the Named Executive Officers and the present value of their respective accumulated benefits as of December 31, 2010 are set out on the following Table. None of the Named Executive Officers received any payments under the SERP in or with respect to 2010. The present value calculation assumes each recipient remains employed until normal retirement age (age 60). The remainder of the assumptions underlying the calculation of the present value of the benefits are discussed in Note 13 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2010.

Pension Benefits
		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Michael J. Long	SERP	15.16	3,666,895	—
Paul J. Reilly	SERP	14.58	2,581,014	—
Peter S. Brown	SERP	9.33	2,016,868	—
Peter T. Kong	SERP	4.75	840,532	—
Andrew S. Bryant	SERP	2.67	317,789	—
     The SERP provides that if a participant is terminated without cause within two years after a change of control of the Company (as defined below under the heading “Change of Control Agreements”), he or she will receive his annual benefit under the SERP upon reaching age 60. The amount of the payment is based on the amount accrued up to the time of the termination. No payments will be made if the participant is not yet age 50 at the time of the termination.
     Benefits under the SERP terminate, with no further obligation to the recipient, if the participant becomes involved in any way with an entity which competes with Arrow (except for limited ownership of stock in a publicly-traded company).
     Should a participant become disabled before retiring, he or she continues to accrue years of service during such disability and may elect to receive the pension benefit accrued at any time up until the participant reaches age 65.
     The present values of the SERP benefits accrued through year-end by the participating Named Executive Officers in the event of termination, death, disability or a change of control of the Company are set forth on the Potential Payouts Upon Termination Table.
Deferred Compensation Plans
     The Company maintains an Executive Deferred Compensation Plan in which deferred income as well as investment gains on the deferred amounts are nontaxable to the executive until distributed.
     A participating executive may defer up to 80% of salary and 100% of bonuses, incentive compensation, and performance shares. The participant chooses from a selection of mutual funds and other investments in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are defined by the returns actually obtained by the “deemed investment” and added to the account. The “deemed investment” is used solely for this purpose and the participant has no ownership interest in it. The deferred compensation and the amount earned are general assets of the Company, and the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company.
     None of the Named Executive Officers participated in the Executive Deferred Compensation Plan in 2010 and none currently have any balances in the Plan.
AGREEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE OF CONTROL
Employment Agreements
     In December 2008, Arrow entered into employment agreements with each of the Named Executive Officers, replacing their prior employment agreements. The only change made to the prior agreements was to add a provision (not found in any of the prior agreements) to ensure compliance with Internal Revenue Code Section 409A, by deferring any payment due upon termination for six months and adding an interest component to the amount due (at the six-month Treasury rate). The agreements established a term of employment ending December 31, 2010 that automatically renews for subsequent twelve month periods unless terminated by either party’s notice (which must be provided between twelve and eighteen months prior to the then scheduled expiration date). All of the Named Executive Officers’ employment agreements renewed as of January 1, 2011.
     The agreements maintain each of the executive’s minimum base salaries and minimum target incentives as set forth on the following Table. The current base salaries, targeted annual incentives and incentives earned with respect to 2010 of each of the Named Executive Officers are discussed under the headings “Base Salary,” “Performance-Based Compensation,” and “Compensation of the Named Executive Officers” found elsewhere in this Proxy Statement.

	Minimum	Minimum Target
	Base Salary	Incentive
Mr. Long	$330,000	$270,000
Mr. Reilly	$400,000	$150,000
Mr. Brown	$450,000	$175,000
Mr. Kong	$400,000	$240,000
Mr. Bryant	$400,000	$300,000
     Each of the employment agreements with the Named Executive Officers:
•	Prohibits the executive from competing with the Company, disclosing its proprietary information or hiring its employees upon termination, for any reason, for a period of two years, with respect to Messrs. Brown and Bryant, or one year, with respect to Messrs. Long, Reilly, and Kong;

•	Permits the Company to terminate the executive for cause (defined, generally, as “malfeasance, willful misconduct, active fraud or gross negligence”) and have no further obligation to the executive; and

•	Provides that in the event the Company terminates the executive without cause, he will continue to receive, through the end of the then-remaining term of the agreement, all of his base salary and benefits (such as life, health, and disability insurance) and the immediate vesting of any unvested restricted shares or units or stock options which would have vested through the then-remaining term of the agreement. Furthermore, in such circumstance:
•	Each executive would be entitled to an amount equal to two thirds of their targeted annual incentives for the then-remaining term of the agreement;

•	Mr. Brown would be deemed vested in any SERP benefit to the extent it would have accrued through the then-scheduled termination of the agreement; and

•	Messrs. Kong and Bryant would receive performance shares or units which would have vested through the then-remaining term of the agreement.
     The estimated compensation that each of the Named Executive Officers would receive under the employment agreements under various circumstances is set forth in the Potential Payouts Upon Termination Table.
Change of Control Agreements
     The Board believes that the possibility of a change of control of Arrow may raise uncertainty among management, possibly leading to distraction and departure. Further, in the event it should receive a proposal for transfer of control of the Company, the Board wishes to be able to rely on the advice of management without members of management being influenced by the uncertainties of their individual positions. The Board also believes, however, that the mere occurrence of a change of control should not generate the potential for a windfall if an executive resigns (a so-called “single-trigger” agreement). Accordingly, the Board has determined that the questions of uncertainty and securing unbiased management services in such circumstances are sufficiently addressed by protecting the executive from involuntary termination following a change of control (a so-called “double-trigger” agreement).
     Accordingly, the Company has entered into agreements with each of the Named Executive Officers which provide for lump-sum payments by the Company or its successor following a change of control. “Change of Control” means that any person, group or company (other than one which includes Arrow or its subsidiaries or one or more of its executive officers) (i) acquires 30% or more of Arrow’s voting stock without the approval of Arrow’s then incumbent Board, or (ii) replaces a majority of Arrow’s then incumbent Board without their approval.
     The Named Executive Officers are eligible for payments if, within two years following the Change of Control, their employment is terminated (i) without cause by the Company or (ii) for good reason by the executive, as each is defined in the employment agreements. In such event, the eligible terminated executive is entitled to receive: (i) all unpaid salary through the date of termination (as defined in the employment agreement) and all earned and unpaid benefits and awards (including both cash and stock components); (ii) a lump-sum payment of 2.99 times the executive’s annualized includable compensation as defined in Internal Revenue Code Section 280G(d)(1); and (iii) continuation of coverage under the Company’s then current medical plan until the executive reaches 65 years of age (or otherwise becomes eligible for Medicare) or begins receiving equivalent benefits from a new employer.
     Under the terms of the relevant agreements (summarized below under the heading “Stock Option, Restricted Share and Performance Share Award Agreements”) for each of the named executives, in the event of an involuntary termination following a change in control, all outstanding options vest and remain exercisable for the remainder of their term, all unvested restricted stock vests, and all unearned performance shares are delivered immediately, at 100% of the targeted amount.

     The estimated maximum payment that each of the Named Executive Officers would receive under their respective change of control agreements is set forth in the Potential Payouts Upon Termination Table. The severance payment to the Named Executive Officers pursuant to the change of control agreements will be reduced (potentially to zero), if necessary, in order to maximize the tax deductibility of such payments by the Company.
Impact of Internal Revenue Code Section 409A
     Each of the change of control agreements between the Company and the Named Executive Officers has been amended in order to ensure compliance with Internal Revenue Code Section 409A, by deferring any payment due upon termination for six months and adding an interest component to the amount due (at the six-month Treasury rate).
Potential Payouts Upon Termination
     The following Table sets forth the estimated payments and value of benefits that each of the Named Executive Officers would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of his employment under various scenarios, assuming that the termination occurred on December 31, 2010. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this Proxy Statement. Actual amounts that the Company may pay out and the assumptions used in arriving at such amounts can only be determined at the time of such executive’s termination or change in control and could differ materially from the amounts set forth below.
     None of the Named Executive Officers receives any payment at, following or in connection with being terminated for cause. None of the Named Executive Officers were eligible for retirement (or early retirement) as of December 31, 2010.
     In both the Table below and the “Share-based Award Agreement Terms Related to Post-Employment Scenarios” Table which follows it:
•	Death refers to the death of executive;

•	Disability refers to the executive becoming permanently and totally disabled during the term of his employment;

•	Termination Without Cause or Resignation for Good Reason means that the executive is asked to leave the Company for some reason other than those specified in his employment agreement or the executive voluntarily leaves the Company because the Company is in breach of the agreement, which generally includes the Company failing to allow the executive to continue in his current or an improved position, or where the executive’s reporting relationship is changed so that he no longer reports to the Chief Executive Officer, and as further defined in each specific employment agreement;

•	Change of Control Termination means the occurrence of both a change of control and the termination of the executive without cause or his resignation for cause within two years of the change; and

•	Retirement means the executive’s voluntary departure at or after retirement age as defined in one of the Company’s retirement plans (typically age 60).

Potential Payouts Upon Termination

		Termination Scenario
				Termination
				Without
				Cause or
				Resignation	“Change of
				for Good	Control
		Death	Disability	Reason	Termination”	Retirement
Name	Benefit	($)	($)	($)	($)	($)
Michael J. Long	Severance Payment (1)	—	—	800,000	5,071,035	—
	Settlement of MICP Bonus Award	—	—	533,333	—	—
	Settlement of Performance Awards	4,898,915	4,898,915	—	4,898,915	—
	Settlement of Stock Options	1,513,745	1,513,745	476,349	1,513,745	—
	Settlement of Restricted Awards (2)	2,017,428	2,017,428	637,358	2,017,428	—
	Accrued Vacation Payout	61,538	61,538	61,538	61,538	—
	Management Insurance Benefit	6,400,000	—	—	—	—
	Welfare Benefits Continuation	—	—	11,424	143,750	—
	SERP	—	4,357,901	—	3,666,895	—
	Total	14,891,626	12,849,527	2,520,002	17,373,306	—
Paul J. Reilly	Severance Payment (1)	—	—	550,000	3,606,306	—
	Settlement of MICP Bonus Award	—	—	300,000	—	—
	Settlement of Performance Awards	2,729,965	2,729,965	—	2,729,965	—
	Settlement of Stock Options	879,389	879,389	278,827	879,389	—
	Settlement of Restricted Awards (2)	1,144,601	1,144,601	369,147	1,144,601	—
	Accrued Vacation Payout	42,308	42,308	42,308	42,308	—
	Management Insurance Benefit	4,000,000	—	—	—	—
	Welfare Benefits Continuation	—	—	7,423	82,272	—
	SERP	—	2,827,316	—	2,581,014	—
	Total	8,796,263	7,623,579	1,547,705	11,065,855	—
Peter S. Brown	Severance Payment (1)	—	—	490,000	3,674,790	—
	Settlement of MICP Bonus Award	—	—	200,000	—	—
	Settlement of Performance Awards	1,566,595	1,566,595	—	1,566,595	—
	Settlement of Stock Options	514,687	514,687	163,895	514,687	—
	Settlement of Restricted Awards (2)	656,744	656,744	213,549	656,744	—
	Accrued Vacation Payout	37,692	37,692	37,692	37,692	—
	Management Insurance Benefit	3,160,000	—	—	—	—
	Welfare Benefits Continuation	—	—	11,281	57,346	—
	SERP	—	1,330,991	2,016,868	2,016,868	—
	Total	5,935,718	4,106,709	3,133,285	8,524,722	—
Peter T. Kong	Severance Payment (1)	—	—	500,000	2,471,189	—
	Settlement of MICP Bonus Award	—	—	250,000	—	—
	Settlement of Performance Awards	1,627,046	1,627,046	655,819	1,627,046	—
	Settlement of Stock Options	523,379	523,379	165,764	523,379	—
	Settlement of Restricted Awards (2)	678,698	678,698	217,864	678,698	—
	Accrued Vacation Payout	38,462	38,462	38,462	38,462	—
	Management Insurance Benefit	3,500,000	—	—	—	—
	Welfare Benefits Continuation	—	—	7,423	32,785	—
	SERP	—	537,118	—	840,532	—
	Total	6,367,585	3,404,703	1,835,332	6,212,091	—
Andrew S. Bryant	Severance Payment (1)	—	—	425,000	2,064,023	—
	Settlement of MICP Bonus Award	—	—	216,667	—	—
	Settlement of Performance Awards	1,418,258	1,418,258	571,256	1,418,258	—
	Settlement of Stock Options	556,067	556,067	190,145	556,067	—
	Settlement of Restricted Awards (2)	714,729	714,729	248,244	714,729	—
	Accrued Vacation Payout	32,692	32,692	32,692	32,692	—
	Management Insurance Benefit	3,000,000	—	—	—	—
	Welfare Benefits Continuation	—	—	11,424	107,575	—
	SERP	—	693,974	—	317,789	—
	Total	5,721,746	3,415,720	1,695,428	5,211,133	—

(1)	The Severance Payment amounts under the “Change of Control Termination” column reflect the maximum payment that the Named Executive Officers would receive under their respective change of control agreements. The severance payment to each Named Executive Officer pursuant to the change of control agreements will be reduced

(potentially to zero), if necessary, in order to maximize the tax deductibility of such payments by the Company.

(2)	The category “Settlement of Restricted Awards” includes restricted award grants made to Messrs. Long, Reilly, Brown, Kong, and Bryant that were subject to performance criteria that required the Company achieve a net income, as adjusted, greater than zero or they would be canceled.
•	For Mr. Long the value of these awards included in the Death, Disability, and Change of Control Termination columns is $1,805,078 and for the Termination Without Cause or Resignation for Good Reason column is $531,183.

•	For Mr. Reilly the value of these awards included in the Death, Disability, and Change of Control Termination columns is $992,188 and for the Termination Without Cause or Resignation for Good Reason column is $292,940.

•	For Mr. Brown the value of these awards included in the Death, Disability, and Change of Control Termination columns is $564,269 and for the Termination Without Cause or Resignation for Good Reason column is $167,311.

•	For Mr. Kong the value of these awards included in the Death, Disability, and Change of Control Termination columns is $271,945 and for the Termination Without Cause or Resignation for Good Reason column is $67,986.

•	For Mr. Bryant the value of these awards included in the Death, Disability, and Change of Control Termination columns is $241,737 and for the Termination Without Cause or Resignation for Good Reason column is $60,417.
Narrative Explanation of the Calculation of Amounts
     Had the death, disability, retirement, or a change of control termination of any of the Named Executive Officers occurred, all of his restricted shares, options and performance shares would have fully vested. The options would remain exercisable for the remainder of their original term.
     Had a termination by the Company without cause or resignation of the executive for good reason occurred, performance awards then unearned would have been forfeited (except for Mr. Kong and Mr. Bryant), while any restricted share and option awards (and performance awards for Mr. Kong and Mr. Bryant) which would have vested in the then remaining term of the executive’s employment agreement would have vested immediately.
     None of the Named Executive Officers would have received severance or bonus pay in the event of death, disability or retirement. Had a termination by the Company without cause or resignation of the executive for good reason occurred, however, each executive would have received a severance amount equal to his salary for the remaining term of their agreements and two thirds of their targeted short-term incentive bonus for that period.
     Under the terms of their change of control agreements, had a change of control termination occurred, each executive would have received 2.99 times his annualized includable compensation as defined in Section 280G(d)(1) of the Internal Revenue Code.

     Performance shares and restricted shares are valued at the closing market price on December 31, 2010 and stock options are valued based on the difference between the exercise price and the closing market price on December 31, 2010 of in-the-money options.
Stock Option, Restricted Share and Performance Share Award Agreements
     The various share and share-based awards made to the Named Executive Officers are evidenced by written agreements each of which contains provisions addressing alternative termination scenarios. The provisions applicable to those officers are summarized on the following Table for grants in 2010.
Share-based Award Agreement Terms Related to Post-Employment Scenarios
Termination Scenario

Involuntary
Termination
without cause
			Termination Without	Involuntary	within Two Years
	Voluntary		Cause or Resignation for	Termination	of a Change of	Retirement at Normal
Award Type	Resignation	Death or Disability	Good Reason	for Cause	Control	Retirement Age
Stock Options	Unvested options are forfeited. Vested options remain exercisable for 90 days following termination.	All options vest immediately and remain exercisable until original expiration date (ten years from grant date).	Options with vesting dates falling within the employment period vest. All vested options remain exercisable for 90 days after employment period ends.	Vested and unvested options are forfeited.	All options vest immediately, entire award exercisable until original expiration date (ten years from grant).	Unvested options continue to vest on schedule. Options remain exercisable for the lesser of 7 years from grant date or the remaining term of the option. All options are subject to forfeiture in the event of non-compete violation.

Restricted Awards	Unvested shares are forfeited.	Unvested shares vest immediately.	Shares with vesting dates falling within the employment period vest.	Unvested shares are forfeited.	Unvested shares vest immediately.	Vesting continues on schedule, subject to forfeiture in the event of non-compete violation.

Performance Awards	Unvested shares are forfeited.	If performance cycle has ended, any remaining unvested shares vest immediately. If performance cycle has not ended, the target number of shares vest immediately.	Shares with vesting dates falling within the employment period vest for Messrs. Kong and Bryant. Unvested shares are forfeited for Messrs. Long, Reilly, and Brown.	Unvested shares are forfeited.	If performance cycle has ended, any remaining unvested shares vest immediately. If performance cycle has not ended, the target number of shares vest immediately.	Vesting continues on schedule (based on performance during performance cycle), subject to forfeiture in the event of non-compete violation.
RELATED PERSONS TRANSACTIONS
     The Company has a variety of procedures for the identification and review of related party transactions.
     Arrow’s Worldwide Code of Business Conduct and Ethics (the “Code”) prohibits employees, officers, and directors from entering into transactions that present a conflict of interest absent a specific waiver. A conflict of interest arises when an employee’s private interests either conflict or appear to conflict with Arrow’s interest. The Code also requires that any such transaction, which may become known to any employee, officer or director, be properly reported to the Company. Any conflict of interest disclosed under the Code requires a waiver from senior management. If the conflict of interest involves senior management, a waiver from the Board is required. Any such waiver is disclosed on the Company’s website.
     The Company also has a variety of policies and procedures for the identification and review of related party transactions. A “related person transaction,” as defined under SEC rules,

generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, and shareholders owning five percent or more of the Company’s outstanding stock. Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing a household with any such director, nominee, executive officer or 5% stockholder.
     As part of the process related to the financial close of each quarter, the Company distributes a disclosure checklist to management of each operating unit and financial function around the world, which seeks to ensure complete and accurate financial disclosure. One part of the checklist seeks to identify any related party transactions. Any previously undisclosed transaction is initially reviewed by (i) the Company’s disclosure committee to determine whether the transaction should be disclosed in the Company’s SEC filings; and (ii) by senior management of the Company, including the General Counsel and the Chief Financial Officer, for consideration of the appropriateness of the transaction. If such transaction involves members of senior management, it is elevated to the Board for review. There were no such related party transactions in 2010.
     In addition, the Company’s corporate governance guidelines specify the standards for independence of directors. Any related party transaction involving a director requires the review and approval of the Board.
     Transactions involving members of senior management or a director require the review and approval of the Board. In the course of its review of related person transactions, the senior management of the Company or the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company, (ii) in a transaction involving a director, the impact on the director’s independence, (iii) the availability of comparable products or services, (iv) the terms of the transaction, and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.
     The Company’s Corporate Legal Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s officers and directors and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC. Except for: (i) stock option grants to Messrs. Kong and Reilly in February; (ii) a restricted stock unit grant to the non-employee directors in May; and (iii) the sale of shares of stock by Mr. Reilly in December 2010, Arrow believes that during fiscal year 2010 its officers and directors complied with all applicable Section 16(a) filing requirements. The Company makes filings on behalf of each executive, and the failure of the Company to timely make these filings was due to administrative error. Additional processes have been implemented in order to eliminate these errors in the future. In all cases described above, corrective filings were made with the SEC.

AVAILABILITY OF MORE INFORMATION
     Arrow’s corporate governance guidelines, the Corporate Governance Committee charter, the Audit Committee charter, the Compensation Committee charter, the Company’s Worldwide Code of Business Conduct and Ethics and the Finance Code of Ethics can be found at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com, and are available in print to any shareholder who requests them.
     Shareholders and other interested parties who wish to communicate with the Chairman of the Board or any of the non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York 11747, who will present any such communication to the directors.
MULTIPLE STOCKHOLDERS WITH THE SAME ADDRESS
     We will deliver promptly upon request a separate copy of the Notice and/or the Proxy Statement and Annual Report to any stockholder at a shared address to which a single copy of these materials were delivered. To receive a separate copy of these materials, you may contact our Investor Relations Department either by mail at 50 Marcus Drive, Melville, New York 11747, by telephone at 1-800-579-1639 or by e-mail at investor@arrow.com.
     We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of the Notice and/or the Proxy Statement and Annual Report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs and fees.
     If you are a holder of our common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the Notice and/or the Proxy Statement and the Annual Report in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
     Any stockholders of record sharing the same address and currently receiving multiple copies of the Notice, the Annual Report and the Proxy Statement who wish to receive only one copy of these materials per household in the future, may contact our Investors Relations Department at the address, telephone number or e-mail listed above to participate in the householding program.
     A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.
SUBMISSION OF SHAREHOLDER PROPOSALS
     Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about May 2, 2012. If a shareholder intends to present a proposal at Arrow’s Annual Meeting of Shareholders to be held in 2012 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of

1934, as amended, the proposal must be received by Arrow no later than the close of business on November 26, 2011.
     Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting of Shareholders to be held in 2012 which are not included in the Company’s Proxy Statement for that meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at the Company’s next Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 3, 2012 and not earlier than February 2, 2012. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the Proxy Statement under the rules of the SEC.

By Order of the Board,

Peter S. Brown,
Secretary

ARROW ELECTRONICS, INC.
50 MARCUS DRIVE
MELVILLE, NY 11747
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 1, 2011. For those who hold shares under Arrow’s Employee Stock Ownership Plan, voting ends at 11:59 P.M. Eastern Time on April 27, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 1, 2011. For those who hold shares under Arrow’s Employee Stock Ownership Plan, voting ends at 11:59 P.M. Eastern Time on April 27, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	Election of Directors

	Nominees

01	Daniel W. Duval	02	Philip K. Asherman	03	Gail E. Hamilton	04	John N. Hanson	05	Richard S. Hill
06	M.F. (Fran) Keeth	07	Andrew C. Kerin	08	Michael J. Long	09	Stephen C. Patrick	10	Barry W. Perry
11	John C. Waddell

The Board of Directors recommends you vote FOR proposals 2. and 3.			For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.		☐	☐	☐

The Board of Directors recommends you vote for 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

If acting as attorney, executor, trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting for those who hold shares under Arrow’s Employee Stock
Ownership Plan is available through 11:59 PM Eastern Time on Wednesday, April 27, 2011.
For all other shareholders, internet and telephone voting is available through 11:59 PM
Eastern Time on Sunday, May 1, 2011.
If you vote your proxy by Internet or by telephone,
You do NOT need to mail your proxy card.
You can view the Arrow Annual Report on Form 10-K and Proxy Statement
On the Internet at: www.arrow.com/annualreport2010 and at www.proxyvote.com
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Proxy Statement is/are available at www.proxyvote.com.

ARROW ELECTRONICS, INC.
PROXY for Annual Meeting of Shareholders, May 2, 2011
This Proxy is Solicited by the Board of Directors
The undersigned hereby appoints Michael J. Long, Peter S. Brown, and Paul J. Reilly, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 2, 2011, at 10:00 a.m. MST, at The Brown Palace Hotel, 321 17th St., Denver, CO., or any adjournments thereof, as set forth on the reverse hereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, it will be voted for the directors and the proposals, and otherwise in accordance with management’s discretion.
Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Please Return This Proxy Promptly in the Enclosed Envelope